EXHIBIT 2.01

Agreement and Plan of Merger

among

Centrue Financial Corporation,

Community Acquisition LLC

and

Illinois Community Bancorp, Inc.

December 31, 2004

Table of Contents

ARTICLE 1
Section 1.1
Section 1.2
ARTICLE 2
Section 2.1
Section 2.2
Section 2.3
Section 2.4
Section 2.5
Section 2.6
Section 2.7
Section 2.8
Section 2.9
Section 2.10
Section 2.11
ARTICLE 3
Section 3.1
Section 3.2
Section 3.3
Section 3.4
Section 3.5
Section 3.6
Section 3.7
Section 3.8
Section 3.9
ARTICLE 4
Section 4.1
Section 4.2
Section 4.3
Section 4.4
Section 4.5
Section 4.6
Section 4.7
Section 4.8
Section 4.9
Section 4.10
Section 4.11
Section 4.12
Section 4.13
Section 4.14
Section 4.15
Section 4.16
Section 4.17
Section 4.18
Section 4.19
Section 4.20
Section 4.21
Section 4.22
Section 4.23
Section 4.24
Section 4.25
Section 4.26
Section 4.27
Section 4.28
Section 4.29
ARTICLE 5
Section 5.1
Section 5.2
Section 5.3
Section 5.4
Section 5.5
Section 5.6
Section 5.7
Section 5.8
Section 5.9
Section 5.10
Section 5.11
Section 5.12
Section 5.13
Section 5.14
ARTICLE 6
Section 6.1
Section 6.2
Section 6.3
Section 6.4
Section 6.5
Section 6.6
Section 6.7
Section 6.8
Section 6.9
Section 6.10
Section 6.11
Section 6.12
Section 6.13
Section 6.14
Section 6.15
Section 6.16
Section 6.17
Section 6.18
ARTICLE 7
Section 7.1
Section 7.2
Section 7.3
Section 7.4
Section 7.5
Section 7.6
Section 7.7
Section 7.8
ARTICLE 8
Section 8.1
Section 8.2
Section 8.3
Section 8.4
Section 8.5
Section 8.6
ARTICLE 9
Section 9.1
Section 9.2
Section 9.3
Section 9.4
Section 9.5
Section 9.6
Section 9.7
Section 9.8
Section 9.9
Section 9.10
Section 9.11
Section 9.12
Section 9.13
Section 9.14
Section 9.15
Section 9.16
ARTICLE 10
Section 10.1
Section 10.2
Section 10.3
Section 10.4
Section 10.5
Section 10.6
Section 10.7
Section 10.8
Section 10.9
Section 10.10
ARTICLE 11
Section 11.1
Section 11.2
Section 11.3
Section 11.4
Section 11.5
ARTICLE 12
Section 12.1
Section 12.2
Section 12.3
Section 12.4
Section 12.5
Section 12.6
Section 12.7
Section 12.8
Section 12.9
Section 12.10
Section 12.11
Definitions
Definitions
Principles of Construction.
The Merger
The Merger
Effective Time; Closing.
Effects of Merger
Articles of Organization
Operating Agreement
Manager
Centrue Financial’s Deliveries at Closin g
ICB’s Deliveries at Closing
Bank Merger
Alternative Structure
Absence of Control
Conversion of Securities in the Merger
Additional Definitions
Manner of Merger
Election Procedures
Rights as Shareholders; Stock Transfers
Fractional Shares
Exchange Procedures
Anti-Dilution Provisions.
Tax Free Reorganization
Dissenting Shares
Representations and Warranties of ICB
ICB Organization
ICB Subsidiary Organization
Authorization; Enforceability.
No Conflict
ICB Capitalization.
ICB Subsidiary Capitalization
Financial Statements and Reports
Books and Records
Title to Properties
Condition and Sufficiency of Assets
Loans; Allowance for Loan and Lease Losses
Undisclosed Liabilities; Adverse Changes
Taxes
Compliance with ERISA
Compliance with Legal Requirements
Legal Proceedings; Orders.
Absence of Certain Changes and Events
Properties, Contracts and Employee Benefit Plans
No Defaults
Insurance
Compliance with Environmental Laws
Regulatory Filings
Fiduciary Accounts
Indemnification Claims
Insider Interests
Brokerage Commissions
Approval Delays
Code Sections 280G and 4999
Disclosure
Representations and Warranties of Centrue Financial and Acquisition LLC
Centrue Financial Organization
Centrue Financial Subsidiary Organization
Authorization; Enforceability.
No Conflict
Centrue Financial Capitalization
Centrue Financial Subsidiary Capitalization
Financial Statements and Reports
Undisclosed Liabilities; Adverse Changes
Compliance With Legal Requirements
Legal Proceedings; Orders
Brokerage Commissions
Approval Delays
Disclosure
Financial Resources
ICB’s Covenants
Access and Investigation.
Operation of ICB and ICB Subsidiaries
Negative Covenant
Subsequent ICB Financial Statements
Title to Real Estate
Surveys
Environmental Investigation.
Advice of Changes
Other Offers.
Voting Agreement
Non-Competition Agreement
Shareholders’ Meeting
Information Provided to Centrue Financial
Amendment or Termination of Employee Benefit Plans
Data and Item Processing Agreements
Tax Matters
Dotson Employment Agreement
Accounting and Other Adjustments
Centrue Financial’s Covenants
Access and Investigation.
Subsequent Centrue Financial Statements; Securities Reports
Advice of Changes
Information Provided to ICB
Indemnification
Employee Benefits
Authorization and Reservation of Centrue Financial Common Stock
Negative Covenants
Covenants of All Parties
Regulatory Approvals
SEC Registration
Necessary Approvals
Customer and Employee Relationships
Publicity
Best Efforts; Cooperation
Conditions Precedent to Obligations of Centrue Financial
Accuracy of Representations and Warranties
ICB’s Performance
Documents Satisfactory
Corporate Approval
No Proceedings
Absence of Material Adverse Changes
Consents and Approvals
No Prohibition
Registration Statement
Dissenting Shares
Dotson Employment Agreement
Tax Opinion
Allowance for Loan and Lease Losses
ICB Capitalization
ICB Transaction Expenses
Minimum Shareholders’ Equity
Conditions Precedent to the Obligations of ICB
Accuracy of Representations and Warranties
Centrue Financial’s Performance
Documents Satisfactory
Corporate Approval
No Proceedings
Absence of Material Adverse Changes
Consents and Approvals
No Prohibitions
Registration Statement
Tax Opinion
Termination
Reasons for Termination and Abandonment
Effect of Termination
Expenses
ICB Termination Payment.
Centrue Financial Termination Payments.
Miscellaneous
Governing Law
Assignments, Successors and No Third Party Rights
Waiver
Notices
Entire Agreement
Modification
Severability
Further Assurances
Survival
Counterparts; Facsimiles
Jurisdiction and Service of Process

Exhibit Index

A B C D E F G	Form of Legal Opinion of Counsel to Centrue Financial
Form of Legal Opinion of Counsel to ICB
Form of Exchange Agent Agreement
Form of Voting Agreement
Form of Non-Competition Agreement
Form of Dotson Employment Agreement
Description of Tax Opinion

Schedule Index

ICB Schedules

4.1 4.2 4.4 4.5 4.6 4.7 4.9 4.11 4.12 4.14 4.15 4.16 4.17 4.18 4.19 4.20 4.21 4.25 4.28 6.11	ICB Organization
ICB Subsidiary Organization
No Conflict
ICB Capitalization
ICB Subsidiary Capitalization
Financial Statements and Reports
Title to Properties
Loans; Allowance for Loan and Lease Losses
Undisclosed Liabilities; Adverse Changes
Compliance with ERISA
Compliance with Legal Requirements
Legal Proceedings; Orders
Absence of Certain Changes and Events
Properties, Contracts and Employee Benefit Plans
No Defaults
Insurance
Compliance with Environmental Laws
Insider Interests
Code Sections 280G, 409A and 4999
Non-Competition Agreement Signatories

Centrue Financial Schedules

5.4 5.5 5.8 5.9	No Conflict Centrue Financial Capitalization Undisclosed Liabilities; Adverse Changes Compliance with Legal Requirements

Agreement and Plan of Merger

This Agreement and Plan of Merger (this “Agreement”) is entered into as of December 31, 2004 (the “Agreement Date”), among Centrue Financial Corporation, a Delaware corporation (“Centrue Financial”), Illinois Community Bancorp, Inc., an Illinois corporation (“ICB”), and Community Acquisition LLC, an Illinois limited liability company (“Acquisition LLC”).

Recitals

A. The parties to this Agreement desire to effect a reorganization whereby Centrue Financial desires to acquire control of ICB through the merger (the “Merger”) of ICB with and into Acquisition LLC, with Acquisition LLC being the surviving entity as a wholly owned subsidiary of Centrue Financial (the “Surviving Entity”).

B. Pursuant to the terms of this Agreement, each outstanding share of the common stock of ICB, $0.01 par value per share (“ICB Common Stock”), shall be converted at the effective time of the Merger into the right to receive: (i) shares of common stock of Centrue Financial, $0.01 par value per share (“Centrue Financial Common Stock”); (ii) cash; or (iii) a combination of Centrue Financial Common Stock and cash, all in the amounts set forth in this Agreement.

C. The parties desire to make certain representations, warranties and agreements in connection with the Merger and also agree to certain prescribed conditions to the Merger.

Agreements

In consideration of the foregoing premises and the following mutual promises, covenants and agreements, the parties hereby agree as follows:

ARTICLE 1

Definitions

Section 1.1 Definitions. In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings.

(a) “Adjusted Shareholders’ Equity” means the consolidated tangible shareholders’ equity of ICB, calculated in accordance with GAAP and this Agreement and reflecting, among other things, the accrued income and expenses of ICB for all periods ending on or prior to the Determination Date, and the recognition of or accrual for all expenses paid or incurred or projected to be paid or incurred by ICB or any ICB Subsidiary in connection with this Agreement and the Contemplated Transactions, including the ICB Transaction Expenses and any Remediation Cost (as defined in Section 6.7), and including all fees and expenses incurred in connection with obtaining shareholder approval and any attorneys, accountants, brokers, finders or investment bankers and any amounts paid or payable to any director, officer or employee of ICB or any ICB Subsidiary under any Contract or benefit plan as a result of the Contemplated Transactions, but adjusted to exclude:

(i) any realized gains or losses resulting from sales of investment securities effected between September 30, 2004, and the Closing Date (as defined below);

(ii) any realized gains on any extraordinary sales effected between October 31, 2004, and the Closing Date;

(iii) any adjustments made in accordance with Statement of Financial Accounting Standard No. 115; and

(iv) any expenses incurred or accounting or other adjustments made pursuant Sections 2.9 or 6.18 of this Agreement.

ICB’s Adjusted Shareholders’ Equity shall be calculated by ICB’s independent auditors, in consultation with Centrue Financial’s independent auditors, as of the close of business on the Determination Date using reasonable estimates of revenues and expenses where actual amounts are not available. For purposes of this calculation, ICB shall assume a tax rate of 34%. Such calculation shall be subject to verification and approval prior to the Closing (as defined below) by Centrue Financial’s independent auditors, which approval shall not be unreasonably withheld.

(b) “Affiliate” means with respect to:

(i) a particular individual: (A) each other member of such individual’s Family; (B) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family; (C) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (D) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity); and

(ii) a specified Person other than an individual: (A) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (B) any Person that holds a Material Interest in such specified Person; (C) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (D) any Person in which such specified Person holds a Material Interest; (E) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (F) any Affiliate of any individual described in clause (B) or (C) of this subsection (ii).

(c) “AMEX” means the American Stock Exchange.

(d) “Bank” means Illinois Community Bank, an Illinois chartered commercial bank with its main office located in Effingham, Illinois, and a wholly-owned subsidiary of ICB.

(e) “Bank Merger” means the merger of the Bank with and into Centrue Bank.

(f) “Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible, provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

(g) “Breach” means with respect to a representation, warranty, covenant, obligation or other provision of this Agreement or any instrument delivered pursuant to this Agreement: (i) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision; or (ii) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence or circumstance.

(h) “Business Day” means any day on which the trading of stock occurs on the AMEX.

(i) “Call Reports” means the quarterly reports of income and condition filed by the Bank with Regulatory Authorities.

(j) “Centrue Bank” means Centrue Bank, a commercial bank organized and existing under the laws of the State of Illinois with its main office located in Kankakee, Illinois, and a wholly-owned subsidiary of Centrue Financial.

(k) “Centrue Financial Common Stock Price” means the unweighted average of the high and low sale prices of a share of Centrue Financial Common Stock as reported on the AMEX for each of the ten (10) trading days ending on the third (3rd) trading day preceding the Closing Date.

(l) “Centrue Financial SEC Documents” means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed by Centrue Financial with the SEC.

(m) “Centrue Financial Subsidiary” means any Subsidiary of Centrue Financial.

(n) “Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (i) the Merger; (ii) the performance by Centrue Financial, Acquisition LLC and ICB of their respective covenants and obligations under this Agreement; (iii) Centrue Financial’s acquisition of control of ICB and, indirectly, the Bank; and (iv) Centrue Financial’s issuance of registered shares of Centrue Financial Common Stock and payment of cash in exchange for shares of ICB Common Stock.

(o) “Contract” means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding: (i) under which a Person has or may acquire any rights; (ii) under which such Person has or may become subject to any obligation or liability; or (iii) by which such Person or any of the assets owned or used by such Person is or may become bound.

(p) “CRA” means the Community Reinvestment Act, as amended.

(q) “Illinois Act” means the Illinois Limited Liability Company Act, as amended.

(r) “Determination Date” means the close of business on the last Business Day preceding the Closing Date.

(s) “DFPR” means the Illinois Department of Financial and Professional Regulation.

(t) “DGCL” means the Delaware General Corporation Law, as amended.

(u) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(v) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(w) “Family” means with respect to an individual: (i) the individual; (ii) the individual’s spouse and former spouses; (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree; and (iv) any other natural person who resides with such individual.

(x) “FDIC” means the Federal Deposit Insurance Corporation.

(y) “Federal Reserve” means the Board of Governors of the Federal Reserve System.

(z) “GAAP” means generally accepted accounting principles in the United States consistent with those used in the preparation of the most recent audited consolidated financial statements of Centrue Financial or ICB, as the case may be.

(aa) (bb) (cc)	“IBCA” means the Illinois Business Corporation Act, as amended. “ICB Shareholder” means a holder of record of ICB Common Stock. “ICB Subsidiary” means any Subsidiary of ICB.

(dd) “ICB Transaction Expenses” means: (i) all transaction costs of ICB necessary to consummate the Contemplated Transactions; (ii) the aggregate fees and expenses of attorneys, accountants, consultants, financial advisors and other professional advisors incurred by ICB in connection with this Agreement and the Contemplated Transactions; (iii) the costs of preparing, printing and mailing the Proxy Statement to ICB Shareholders and obtaining the approval of ICB Shareholders of the Contemplated Transactions; (iv) all amounts paid or payable to any director, officer or employee of ICB or any ICB Subsidiary under any Contract or plan as a result of the Contemplated Transactions; (iv) all costs of settlement of any litigation disclosed on Schedule 4.16; and (v) all other non-payroll related costs and expenses in each case incurred or to be incurred by ICB through the Effective Time in connection with this Agreement and the Contemplated Transactions.

(ee) “Knowledge” with respect to:

(i) an individual means that such person will be deemed to have “Knowledge” of a particular fact or other matter if: (A) such individual is actually aware of such fact or other matter; or (B) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter; and

(ii) a Person (other than an individual) means that such Person will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has served in the past twelve (12) months as a director, outside advisor, officer, manager, partner, executor or trustee of such Person (or in any similar capacity) has Knowledge of such fact or other matter.

(ff) “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other Order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty.

(gg) “Material Adverse Effect” with respect to a Person (other than an individual) means, a material adverse effect (whether or not required to be accrued or disclosed under Statement of Financial Accounting Standards No. 5): (i) on the condition (financial or otherwise), properties, assets, liabilities, businesses or results of operations of such Person; or (ii) on the ability of such Person to perform its obligations under this Agreement on a timely basis, but not including the effect of any change of any Legal Requirement or economic event affecting financial institutions generally.

(hh) “Material Interest” means the direct or indirect beneficial ownership (as currently defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

(ii) “Old Certificates” means certificates formerly representing shares of ICB Common Stock.

(jj) “Per Share Purchase Price” means Seven Dollars and Thirty-Three Cents ($7.33).

(kk) “Order” means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, policy statement, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.

(ll) “Ordinary Course of Business” means any action taken by a Person only if such action:

(i) is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(ii) is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority), other than loan approvals for customers of a financial institution; and

(iii) is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), other than loan approvals for customers of a financial institution, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

(mm) “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Regulatory Authority.

(nn) “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.

(oo) “Proxy Statement” means the proxy statement-prospectus to be used by ICB in connection with the solicitation by its board of directors of proxies for use at the meeting of its shareholders to be convened for the purpose of voting on this Agreement and the Merger, pursuant to Section 6.12.

(pp) “Regulatory Authority” means any federal, state or local governmental body, agency, court or authority that, under applicable Legal Requirements: (i) has supervisory, judicial, administrative, police, enforcement, taxing or other power or authority over ICB, Centrue Financial or any of their respective Subsidiaries; (ii) is required to approve, or give its consent to the Contemplated Transactions; or (iii) with which a filing must be made in connection therewith, including, in any case, the Federal Reserve, the DFPR and the FDIC.

(qq) “Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

(rr) (ss)	“SEC” means the Securities and Exchange Commission. “Securities Act” means the Securities Act of 1933, as amended.

(tt) “Subsidiary” means with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

(uu) “Tax” means any tax (including any income tax, capital gains tax, value added tax, sales tax, property tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

(vv) “Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

(ww) “Threatened” means a claim, Proceeding, dispute, action or other matter for which any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

Section 1.2 Principles of Construction.

(a) In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply:

(i) actions permitted under this Agreement may be taken at any time and from time to time in the actor’s reasonable discretion;

(ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time;

(iii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”;

(iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality;

(v) indications of time of day mean Kankakee, Illinois time;

(vi) “including” means “including, but not limited to”;

(vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified;

(viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require;

(ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and

(x) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.

(b) The schedules of each of ICB and Centrue Financial referred to in this Agreement (the “ICB Schedules” and the “Centrue Financial Schedules,” respectively, and collectively the “Schedules”) shall consist of the agreements and other documentation described and referred to in this Agreement with respect to such party, which Schedules were delivered by each of ICB and Centrue Financial to the other before the date of this Agreement. Any item or matter disclosed on any Schedule shall be deemed to be disclosed for all purposes on all other Schedules, to the extent that it should have been disclosed on such other Schedule, to the extent that sufficient details are set forth so that the purpose for which disclosure is made is reasonably clear. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control.

(c) All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

(d) With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

ARTICLE 2

The Merger

Section 2.1 The Merger. Provided that this Agreement shall not have been terminated in accordance with its express terms, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the IBCA and the Illinois Act, at the Effective Time (as defined below), ICB shall be merged with and into Acquisition LLC pursuant to the provisions of, and with the effects provided in, the IBCA and the Illinois Act, the separate corporate existence of ICB shall cease and Acquisition LLC will be the Surviving Entity. As a result of the Merger, each share of ICB Common Stock issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares (as defined below), will be converted into the right to receive the Merger Consideration as defined and provided in Article 3.

Section 2.2 Effective Time; Closing.

(a) Provided that this Agreement shall not have been terminated in accordance with its express terms, the closing of the Merger (the “Closing”) shall occur through the mail or at a place that is mutually acceptable to Centrue Financial and ICB, or if they fail to agree, at the offices of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP, located at 333 W. Wacker Drive, Suite 2700, Chicago, Illinois 60606, at 10:00 a.m. on the date that is ten (10) Business Days after the end of the calendar month in which all of the following conditions are satisfied: (i) the receipt of the last required regulatory approval of the Merger and the expiration of the last requisite waiting period; and (ii) the satisfaction or waiver in writing of all of the conditions provided for in Articles 9 and 10; whichever is later, or at such other time as ICB and Centrue Financial may agree in writing (the “Closing Date”). Subject to the provisions of Article 11, failure to consummate the Merger on the date and time and at the place determined pursuant to this Section will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

(b) The parties hereto agree to file appropriate articles of merger as contemplated by Section 11.39 of the IBCA and Section 37-20 of the Illinois Act, with the Secretary of State of the State of Illinois. The Merger shall be effective on the Closing Date and at the time stated in the articles of merger filed with the Secretary of State of the State of Illinois (the “Effective Time”).

Section 2.3 Effects of Merger. At the Effective Time, the effect of the Merger shall be as provided in Section 11.50 of the IBCA. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of Acquisition LLC and ICB shall be vested in the Surviving Entity, and all debts, liabilities and duties of Acquisition LLC and ICB shall become the debts, liabilities and duties of the Surviving Entity.

Section 2.4 Articles of Organization. At the Effective Time, the articles of organization, as in effect immediately prior to the Effective Time, shall be the articles of organization of the Surviving Entity until thereafter amended in accordance with applicable law.

Section 2.5 Operating Agreement. At the Effective Time, the operating agreement of Acquisition LLC, as in effect immediately prior to the Effective Time, shall be the operating agreement of the Surviving Entity until thereafter amended in accordance with applicable law.

Section 2.6 Manager. From and after the Effective Time, until duly changed in compliance with applicable law and the certificate of formation and operating agreement of the Surviving Entity, the manager of the Surviving Entity shall be the manager of Acquisition LLC immediately prior to the Effective Time.

Section 2.7 Centrue Financial’s Deliveries at Closing. At the Closing, Centrue Financial shall deliver or cause to be delivered the following items to or on behalf of ICB:

(a) a good standing certificate for Centrue Financial issued by each of the Secretary of State of the State of Delaware and the Secretary of State of the State of Illinois and dated in each case not more than fifteen (15) Business Days prior to the Closing Date;

(b) a copy of the certificate of incorporation of Centrue Financial certified not more than fifteen (15) Business Days prior to the Closing Date by the Secretary of State of the State of Delaware;

(c) a certificate of the Secretary or any Assistant Secretary of Centrue Financial dated the Closing Date certifying a copy of the bylaws of Centrue Financial;

(d) copies of resolutions of the board of directors of Centrue Financial approving this Agreement and the consummation of the Contemplated Transactions, certified as of the Closing Date by the Secretary or any Assistant Secretary of Centrue Financial;

(e) copies of resolutions of the manager and the sole member of Acquisition LLC approving this Agreement and the consummation of the Contemplated Transactions, certified as of the Closing Date by the manager of Acquisition LLC;

(f) a good standing certificate for Acquisition LLC issued by the Secretary of State of the State of Illinois, and dated not more than fifteen (15) Business Days prior to the Closing Date;

(g) a copy of the articles of organization of Acquisition LLC certified not more than fifteen (15) Business Days prior to the Closing Date by the Secretary of State of the State of Illinois;

(h) a certificate of the manager of Acquisition LLC dated the Closing Date certifying a copy of the operating agreement of Acquisition LLC;

(i) a certificate executed by the manager of Acquisition LLC, dated the Closing Date, stating that: (i) all of the representations and warranties of Acquisition LLC set forth in this Agreement, as the same may have been updated pursuant to Section 7.3, are true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing Date, provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date, and provided further, that to the extent that representations and warranties are made in this Agreement subject to a standard of materiality or Knowledge, such representations and warranties shall be true and correct in all respects; and (ii) Acquisition LLC has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, Acquisition LLC shall have performed and complied in all respects with such covenants and obligations;

(j) a certificate executed by the Chief Executive Officer or Senior Vice President, and by the Secretary or any Assistant Secretary of Centrue Financial, dated the Closing Date, stating that: (i) all of the representations and warranties of Centrue Financial set forth in this Agreement, as the same may have been updated pursuant to Section 7.3, are true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing Date, provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date, and provided further, that to the extent that representations and warranties are made in this Agreement subject to a standard of materiality or Knowledge, such representations and warranties shall be true and correct in all respects; and (ii) Centrue Financial has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, Centrue Financial shall have performed and complied in all respects with such covenants and obligations;

(k) a legal opinion of Centrue Financial’s counsel dated the Closing Date in the form attached as Exhibit A;

(l) the tax opinion described in Section 10.10; and

(m) such other documents as ICB may reasonably request.

All of such items shall be reasonably satisfactory in form and substance to ICB and its counsel.

Section 2.8 ICB’s Deliveries at Closing. At the Closing, ICB shall deliver or cause to be delivered the following items to Centrue Financial:

(a) a good standing certificate for ICB issued by the Secretary of State of the State Illinois dated not more than fifteen (15) Business Days prior to the Closing Date;

(b) a copy of the articles of incorporation of ICB certified not more than fifteen (15) Business Days prior to the Closing Date by the Secretary of State of the State of Illinois;

(c) a certificate of the Secretary or any Assistant Secretary of ICB dated the Closing Date certifying a copy of the bylaws of ICB;

(d) copies of resolutions of the board of directors and ICB Shareholders authorizing and approving this Agreement and the consummation of the Contemplated Transactions certified as of the Closing Date by the Secretary or any Assistant Secretary of ICB;

(e) a good standing certificate for the Bank issued by the DFPR and dated not more than fifteen (15) Business Days prior to the Closing Date;

(f) a copy of the charter of the Bank certified by the DFPR and dated not more than fifteen (15) Business Days prior to the Closing Date;

(g) a certificate of the Cashier of the Bank dated the Closing Date certifying a copy of the bylaws of the Bank and stating that there have been no further amendments to the charter of the Bank delivered pursuant to the immediately preceding paragraph of this Section;

(h) a certificate executed by the Chief Executive Officer or Executive Vice President, and by the Secretary or any Assistant Secretary of ICB, dated the Closing Date, stating that: (i) all of the representations and warranties of ICB set forth in this Agreement, as the same may have been updated pursuant to Section 6.8, are true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing Date, provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date, and provided further, that to the extent that representations and warranties are made in this Agreement subject to a standard of materiality or Knowledge, such representations and warranties shall be true and correct in all respects; and (ii) ICB has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, ICB shall have performed and complied in all respects with such covenants and obligations; and

(i) a list of all ICB Shareholders as of the Determination Date, certified by the Secretary or any Assistant Secretary of ICB;

(j) owner’s title insurance policies issued by Chicago Title Insurance Company or such other title insurance company as is reasonably acceptable to Centrue Financial in accordance with the title commitments delivered by ICB to Centrue Financial in accordance with Section 6.5, and in each case, in policy amounts at least equal to the book value of the property covered by such policies, as shown on the books and records of ICB or the Bank;

(k) a legal opinion of ICB’s counsel dated the Closing Date in the form attached as Exhibit B;

(l) a certificate of each of ICB’s legal counsel, accountants and financial advisor or investment banker, if any, representing that all of their respective fees and expenses relating to the Contemplated Transactions incurred by ICB prior to and including the Effective Time have been paid in full;

(m) a resignation from each of the directors of ICB and the Bank, all as the same may be identified in writing by Centrue Financial, from such individual’s position as a director of ICB and/or the Bank, as the case may be; and

(n) such other documents as Centrue Financial may reasonably request.

All of such items shall be reasonably satisfactory in form and substance to Centrue Financial and its counsel.

Section 2.9 Bank Merger. The parties understand that it is the present intention of Centrue Financial after the Effective Time to effect the Bank Merger. Centrue Financial and ICB agree to cooperate and to take such steps as may be necessary to obtain all requisite regulatory, corporate and other approvals to effect the Bank Merger, subject and subsequent to the consummation of the Merger, all as determined by Centrue Financial in its sole discretion. The resulting bank shall be Centrue Bank. In furtherance of such agreement, each of Centrue Financial and ICB agrees:

(a) respectively, to cause the board of directors of each of Centrue Bank and the Bank to approve the Bank Merger and to submit the same to its respective sole shareholder for approval;

(b) respectively, to vote the shares of stock of Centrue Bank and the Bank owned by them in favor of the Bank Merger; and

(c) to take, or cause to be taken, all steps necessary to consummate the Bank Merger as soon after the Effective Time as Centrue Financial shall determine in its sole discretion.

The Bank Merger shall be accomplished pursuant to a merger agreement containing such terms and conditions as are ordinary and customary for affiliated bank merger transactions of such type. Notwithstanding anything contained herein to the contrary: (x) the Bank Merger will be effective no earlier than the Effective Time; and (y) none of Centrue Financial’s actions in connection with the Bank Merger will unreasonably interfere with any of the operations of ICB or the Bank prior to the Effective Time.

Section 2.10 Alternative Structure. Notwithstanding anything contained herein to the contrary, upon receipt of ICB’s prior written consent (which consent shall not be unreasonably withheld), Centrue Financial may specify, for any reasonable business, tax or regulatory purpose, that, before the special meeting of shareholders of ICB held pursuant to Section 6.12, Centrue Financial and ICB shall enter into transactions other than those described in this Agreement to effect the purposes of this Agreement, including the merger of ICB with any Affiliate of Centrue Financial, and the parties to this Agreement shall take all action necessary and appropriate to effect, or cause to be effected, such transactions; provided, however, that no such proposed change on the structure of the transactions contemplated in this Agreement shall delay the Closing Date (if such a date has already been firmly established) by more than thirty (30) Business Days or adversely affect the economic benefits, the form of consideration or the tax effect of the Merger at the Effective Time to the holders of ICB Common Stock.

Section 2.11 Absence of Control. Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that neither Centrue Financial nor ICB by reason of this Agreement shall be deemed (until consummation of the Contemplated Transactions) to control, directly or indirectly, the other party or any of its respective Subsidiaries and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or any of its respective Subsidiaries.

ARTICLE 3

Conversion of Securities in the Merger

Section 3.1 Additional Definitions. In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings:

(a) “Aggregate Cash Election Number” means the aggregate number of Cash Election Shares and Non-Election Shares (as each such term is defined in Section 3.3(b)) held by all ICB Shareholders.

(b) “Aggregate Stock Election Number” means the aggregate number of Stock Election Shares (as defined in Section 3.3(b)) held by all ICB Shareholders.

(c) “Cash Election Excess Amount” means the amount, if any, by which the Aggregate Cash Election Number exceeds the Required Cash Election Number.

(d) “Cash Election Percentage” means, for each ICB Shareholder, the quotient of: (i) such Shareholder’s Individual Cash Election Number; divided by (ii) the Aggregate Cash Election Number.

(e) “Individual Cash Election Number” means the number of Cash Election Shares and Non-Election Shares held by an ICB Shareholder.

(f) “Individual Stock Election Number” means the number of Stock Election Shares held by an ICB Shareholder.

(g) “Outstanding ICB Shares” means the number of shares of ICB Common Stock issued and outstanding immediately prior to the Effective Time, excluding any shares held as treasury stock.

(h) “Per Share Cash Consideration” means an amount in cash equal to the Per Share Purchase Price.

(i) “Per Share Stock Consideration” means that number of shares of Centrue Financial Common Stock, rounded to the nearest one thousandth of a share, that is equal to the quotient of the Per Share Purchase Price, divided by the Centrue Financial Common Stock Price.

(j) “Stock Election Excess Amount” means the amount, if any, by which the Aggregate Stock Election Number exceeds the Required Stock Election Number.

(k) “Stock Election Percentage” means, for each ICB Shareholder, the quotient of: (i) such Shareholder’s Individual Stock Election Number; divided by (ii) the Aggregate Stock Election Number.

(l) “Required Cash Election Number” means the number equal to fifty percent (50%) of the Outstanding ICB Shares.

(m) “Required Stock Election Number” means the number equal to fifty percent (50%) of the Outstanding ICB Shares.

Section 3.2 Manner of Merger. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

(a) Each membership interest of Acquisition LLC issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable membership interest of the Surviving Entity.

(b) Each share of ICB Common Stock (other than shares held by ICB or any ICB Subsidiary, except for shares held by any of them in a fiduciary capacity, and Dissenting Shares) shall be converted, subject to the election of the holder as provided in, and subject to the limitations set forth in, this Article, into: (i) the Per Share Stock Consideration or (ii) the Per Share Cash Consideration. The Per Share Cash Consideration that may be paid, on an aggregate basis, to ICB Shareholders is referred to herein as the “Cash Consideration,” and the Per Share Stock Consideration that may be paid, on an aggregate basis, to ICB Shareholders is referred to herein as the “Stock Consideration.” The Cash Consideration and the Stock Consideration are referred to herein collectively as the “Merger Consideration.”

(c) Each share of ICB Common Stock held as treasury stock immediately prior to the Effective Time shall be cancelled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

(d) An ICB Shareholder may, upon the making of a proper election under Section 3.3, elect to receive all Stock Consideration, all Cash Consideration or a combination of Stock Consideration and Cash Consideration in exchange for his or her shares of ICB Common Stock.

(e) Notwithstanding any other provision contained in this Agreement, on an aggregate basis, fifty percent (50%) of the Outstanding ICB Shares shall be converted into the Stock Consideration and the remaining fifty percent (50%) of the Outstanding ICB Shares shall be converted into the Cash Consideration.

Section 3.3 Election Procedures

(a) An election form in such form as Centrue Financial and ICB shall mutually agree (an “Election Form”) shall be mailed no later than the Mailing Date (as defined below) to each ICB Shareholder as of the Effective Time. The “Mailing Date” shall be the date that is five (5) Business Days after the Effective Time.

(b) Each Election Form shall entitle the ICB Shareholder (or the beneficial owner of ICB Common Stock through appropriate and customary documentation and instructions) to: (i) elect to receive the Stock Consideration for all of such holder’s shares (a “Stock Election”); (ii) elect to receive the Cash Consideration for all of such holder’s shares (a “Cash Election”); (iii) elect to receive the Stock Consideration with respect to some of such holder’s shares and the Cash Consideration with respect to such holder’s remaining shares (a “Mixed Election”); or (iv) make no valid election as to the receipt of the Cash Consideration or the Stock Consideration (a “Non-Election”). Holders of record of shares of ICB Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Share Representative”) may submit multiple Election Forms, provided that such Share Representative certifies that each such Election Form covers all the shares of ICB Common Stock held by that Share Representative for a particular beneficial owner. Shares of ICB Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as “Cash Election Shares.” Shares of ICB Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as “Stock Election Shares.” Shares of ICB Common Stock as to which no election has been made are referred to as “Non-Election Shares.” For purposes of this Section, Dissenting Shares shall be deemed to be Cash Election Shares.

(c) To be effective, a properly completed Election Form must be received by Centrue Bank, in its capacity as exchange agent for the parties to this Agreement (the “Exchange Agent”), on or before 5:00 p.m. on the thirtieth (30th) Business Day following the Mailing Date (or such other time and date as Centrue Financial and ICB may mutually agree) (the “Election Deadline”). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Old Certificates (or customary affidavits and, if required by Centrue Financial or the Exchange Agent, indemnification and a surety bond, regarding the loss or destruction of such Old Certificates or the guaranteed delivery of such Old Certificates) representing all shares of ICB Common Stock covered by such Election Form, together with a duly executed Transmittal Letter. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

(d) Within ten (10) Business Days after the Election Deadline, Centrue Financial shall cause the Exchange Agent to effect the allocation among ICB Shareholders of rights to receive the Cash Consideration and the Stock Consideration as follows:

(i) If the Aggregate Stock Election Number exceeds the Required Stock Election Number, then all Cash Election Shares and all Non-Election Shares will be converted into the right to receive the Cash Consideration, and, with respect to each holder of Stock Election Shares, then:

(A) that number of Stock Election Shares which is equal to the product obtained by multiplying (1) the Stock Election Excess Amount by (2) such shareholder’s Stock Election Percentage (such amount being referred to as such shareholder’s “Individual Stock Excess Amount”), shall be converted into the right to receive the Cash Consideration; and

(B) that number of Stock Election Shares equal to the difference between (1) such shareholder’s Individual Stock Election Number, less (2) such shareholder’s Individual Stock Excess Amount, shall be converted into the right to receive the Stock Consideration.

(ii) If the Aggregate Cash Election Number exceeds the Required Cash Election Number, then all Stock Election Shares will be converted into the right to receive the Stock Consideration, and, with respect to each holder of Cash Election Shares and Non-Election Shares, then:

(A) that number of Cash Election Shares and Non-Election Shares which is equal to the product obtained by multiplying (1) the Cash Election Excess Amount by (2) such shareholder’s Cash Election Percentage (such amount being referred to as such shareholder’s “Individual Cash Excess Amount”), shall be converted into the right to receive the Stock Consideration; and

(B) that number of Cash Election Shares and Non-Election Shares which is equal to the difference between (1) such shareholder’s Individual Cash Election Number, less (2) such shareholder’s Individual Cash Excess Amount, shall be converted into the right to receive the Cash Consideration.

(iii) If the Aggregate Stock Election Number is equal to the Required Stock Election Number, then all Stock Election Shares will be converted into the right to receive the Stock Consideration, and all Cash Election Shares and Non-Election Shares will be converted into the right to receive the Cash Consideration.

(iv) If all ICB Shareholders make only a Stock Election, such that the Aggregate Stock Election Number is equal to one hundred percent (100%) of the Outstanding ICB Shares, then the Exchange Agent shall allocate the Cash Consideration and the Stock Consideration on a pro rata basis among all ICB Shareholders, such that following such allocation fifty percent (50%) of the Outstanding ICB Shares are converted into the right to receive the Stock Consideration, and fifty percent (50%) of the Outstanding ICB Shares are converted into the right to receive the Cash Consideration.

(v) If all ICB Shareholders make only a Cash Election, such that the Aggregate Cash Election Number is equal to one hundred percent (100%) of the Outstanding ICB Shares, then the Exchange Agent shall allocate the Cash Consideration and the Stock Consideration on a pro rata basis among all ICB Shareholders, such that following such allocation fifty percent (50%) of the Outstanding ICB Shares are converted into the right to receive the Stock Consideration, and fifty percent (50%) of the Outstanding ICB Shares are converted into the right to receive the Cash Consideration.

Section 3.4 Rights as Shareholders; Stock Transfers. At the Effective Time, holders of ICB Common Stock shall cease to be, and shall have no rights as, shareholders of ICB, other than to receive the Merger Consideration. After the Effective Time, there shall be no transfers on the stock transfer books of ICB or the Surviving Corporation of shares of ICB Common Stock.

Section 3.5 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Centrue Financial Common Stock and no certificates or scrip therefore, or other evidence of ownership thereof, will be issued in the Merger; instead, Centrue Financial shall pay to each holder of ICB Common Stock who would otherwise be entitled to a fractional share of Centrue Financial Common Stock (after taking into account all Old Certificates registered in the name of such holder) an amount in cash (without interest) determined by multiplying such fraction by the closing price of Centrue Financial Common Stock as reported on the AMEX on the Effective Date.

Section 3.6 Exchange Procedures

(a) On the Mailing Date, the Exchange Agent shall mail to each ICB Shareholder the Election Form and instructions for use in effecting the surrender of the Old Certificates in exchange for the Merger Consideration (the “Transmittal Letter”). Upon proper surrender to the Exchange Agent of an Old Certificate for exchange and cancellation, together with such properly completed and duly executed Transmittal Letter, the holder of such Old Certificates shall be entitled to receive in exchange therefor: (i) a new certificate representing that number of whole shares of Centrue Financial Common Stock that such holder has the right to receive pursuant to this Article; (ii) a check representing the amount of Cash Consideration that such holder is entitled to receive pursuant to this Article; and (iii) a check representing the amount of any cash in lieu of fractional shares that such holder has the right to receive in respect of the Old Certificates surrendered pursuant to the provisions of this Article, and the Old Certificates so surrendered shall forthwith be cancelled.

(b) Centrue Financial shall deposit with the Exchange Agent for the benefit of holders of Old Certificates: (i) cash or immediately available funds equal to the aggregate Cash Consideration; and (ii) certificates representing the shares of Centrue Financial Common Stock to be issued as Stock Consideration (the “Exchange Fund”). The Exchange Fund shall be held by the Exchange Agent for the benefit of ICB Shareholders pursuant to the terms of an Exchange Agent Agreement in the form of Exhibit C. After the Closing Date, Centrue Financial shall make additional deposits to the Exchange Fund, and the Exchange Agent may return certificates or funds held by the Exchange Agent, as may be necessary for the completion of the exchange of Old Certificates for the Merger Consideration in accordance with this Article and any elections timely received on or after the Closing Date. All fees, costs and expenses of the Exchange Agent shall be borne solely by Centrue Financial.

(c) Neither the Exchange Agent nor any party hereto shall be liable to any former ICB Shareholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(d) No dividends or other distributions with respect to Centrue Financial Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of ICB Common Stock converted in the Merger into the right to receive shares of Centrue Financial Common Stock until the holder of such unsurrendered Old Certificate shall be entitled to receive a new certificate representing shares of Centrue Financial Common Stock in exchange therefor in accordance with the procedures set forth in this Section. After becoming so entitled in accordance with this Section, the record holder thereof also shall be entitled to receive any such dividends or other distributions by the Exchange Agent, without any interest thereon, which theretofore had become payable with respect to shares of Centrue Financial Common Stock such holder had the right to receive upon surrender of the Old Certificates.

(e) Any portion of the Merger Consideration that remains unclaimed by the ICB Shareholders on the six (6) month anniversary of the Effective Time shall be paid to Centrue Financial to be held for the benefit of holders of unsurrendered Old Certificates. Any ICB Shareholders who have not theretofore complied with this Article shall thereafter look only to Centrue Financial for payment of the Merger Consideration, cash in lieu of any fractional shares and unpaid dividends and distributions on Centrue Financial Common Stock deliverable in respect of each share of ICB Common Stock such shareholder holds as determined pursuant to this Agreement, in each case without any interest thereon.

(f) If a certificate representing shares of Centrue Financial Common Stock or a check representing Cash Consideration is to be issued in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Old Certificate so surrendered shall be properly endorsed, accompanied by all documents required to evidence and effect such transfer and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to Centrue Financial any transfer or other taxes required by reason of the issuance of a certificate representing shares of Centrue Financial Common Stock or a check representing Cash Consideration in any name other than that of the registered holder of the Old Certificate surrendered, or otherwise required, or shall establish to the satisfaction of Centrue Financial that such tax has been paid or is not payable.

Section 3.7 Anti-Dilution Provisions.

(a) If Centrue Financial issues additional shares of Centrue Financial Common Stock (other than as provided below) or declares a stock dividend, stock split, reverse split or other general distribution, reclassification or recapitalization of Centrue Financial Common Stock and the record date for such stock dividend, stock split, distribution, reclassification or recapitalization occurs at any time after the Agreement Date and prior to the Effective Time, then the number of shares of Centrue Financial Common Stock distributable to ICB Shareholders shall be equitably adjusted as necessary to give effect to the change in Centrue Financial capitalization. Notwithstanding the foregoing, no adjustment shall be made in such number of shares of Centrue Financial Common Stock distributable: (x) in the event of the issuance of additional shares of Centrue Financial Common Stock pursuant to the grant or sale of shares to, or for the account of, employees of Centrue Financial pursuant to Centrue Financial’s stock option, qualified and non-qualified retirement and dividend reinvestment plans; or (y) in the event of the issuance of additional shares of Centrue Financial Common Stock or other securities pursuant to a public offering, private placement or an acquisition of one or more banks, corporations or business assets for consideration which the board of directors, or a duly authorized committee of the board of directors, of Centrue Financial in its reasonable business judgment determines to be fair and reasonable.

(b) Subject only to making any adjustments and related computations prescribed by this Section, nothing contained in this Agreement is intended to preclude Centrue Financial from amending its certificate of incorporation to change its capital structure or from issuing additional shares of Centrue Financial Common Stock, preferred stock, shares of other capital stock or securities that are convertible into shares of capital stock.

Section 3.8 Tax Free Reorganization. The parties to this Agreement intend for the Merger to qualify as a nontaxable reorganization within the meaning of Section 368 and related sections of the Code and agree to cooperate and to take such actions as may be reasonably necessary to ensure such result and no party shall file any tax return or take any action or position inconsistent therewith, except as required pursuant to any Legal Requirement.

Section 3.9 Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, to the extent appraisal rights are available to shareholders of ICB pursuant to the provisions of any applicable Legal Requirements, including the IBCA, any shares of ICB Common Stock held by a Person who objects to the Merger, whose shares were not voted in favor of the Merger and who complies with and satisfies all of the provisions of the applicable Legal Requirements concerning the rights of such Person to dissent from the Merger and to require appraisal of such Person’s shares and who has not withdrawn such objection or waived such rights prior to the Effective Time (collectively with respect to all such ICB shareholders, the “Dissenting Shares”), shall not be converted pursuant to the provisions of this Article, but shall become the right to receive such consideration as may be determined to be due to the holder of such Dissenting Shares pursuant to the applicable Legal Requirements, including, if applicable, any costs determined to be payable by ICB to the holders of Dissenting Shares pursuant to an order of any court pursuant to any applicable Legal Requirements; provided, however, that each Dissenting Share held by a Person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to applicable Legal Requirements shall be deemed to have been converted, as of the Effective Time, into the right to receive the Merger Consideration as is determined in accordance with this Article.

ARTICLE 4

Representations and Warranties of ICB

ICB hereby represents and warrants to Centrue Financial that the following are true and correct as of the Agreement Date, and will be true and correct as of the Effective Time:

Section 4.1 ICB Organization. ICB: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary; (b) is registered with the Federal Reserve as a bank holding company under the federal Bank Holding Company Act of 1956, as amended (the “BHCA”); and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. Copies of the articles of incorporation and bylaws of ICB and all amendments thereto are set forth on Schedule 4.1 and are complete and correct. ICB has no Subsidiaries other than the Bank and as set forth on Schedule 4.1.

Section 4.2 ICB Subsidiary Organization. The Bank is an Illinois chartered commercial bank duly organized, validly existing and in good standing under the laws of the State of Illinois. Each other ICB Subsidiary is duly organized, validly existing and in good standing in its state or jurisdiction of organization. Each ICB Subsidiary has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary. Copies of the charter and bylaws (or similar organizational documents) of each ICB Subsidiary and all amendments thereto are set forth on Schedule 4.2 and are complete and correct.

Section 4.3 Authorization; Enforceability.

(a) ICB has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by ICB, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to shareholder approval, and this Agreement constitutes a legal, valid and binding obligation of ICB enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity.

(b) Except for ordinary corporate requirements, no “business combination,” “moratorium,” “control share” or other state anti-takeover statute or regulation or any provisions contained in the articles or certificate of incorporation or bylaws or similar organizational documents of ICB or any ICB Subsidiary: (i) prohibits or restricts ICB’s ability to perform its obligations under this Agreement, or its ability to consummate the Contemplated Transactions; (ii) would have the effect of invalidating or voiding this Agreement, or any provision hereof; or (iii) would subject Centrue Financial to any material impediment or condition in connection with the exercise of any of its rights under this Agreement. The board of directors of ICB has unanimously approved the execution of, and performance by ICB of its obligations under, this Agreement.

Section 4.4 No Conflict. Except as set forth on Schedule 4.4, neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the articles or certificate of incorporation or charter or bylaws (or similar organizational documents), each as in effect on the Agreement Date, or any currently effective resolution adopted by the board of directors or shareholders of ICB or any ICB Subsidiary; (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which ICB or any ICB Subsidiary, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the regulatory approvals necessitated by the Contemplated Transactions, including any such approvals under the BHCA, the Federal Deposit Insurance Act, as amended (the “FDIA”), the Securities Act, the Exchange Act, the DGCL, the IBCA, the Illinois Act and the Illinois Banking Act (the “IBA”); (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any material Contract to which ICB or any ICB Subsidiary is a party or by which any of their respective assets is bound; or (d) result in the creation of any lien, charge or encumbrance upon or with respect to any of the assets owned or used by ICB or any ICB Subsidiary. Except for the approvals referred to in Section 8.1 and the requisite approval of its shareholders, neither ICB nor any ICB Subsidiary is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 4.5 ICB Capitalization.

(a) The authorized capital stock of ICB currently consists exclusively of: (i) 5,000,000 shares of ICB Common Stock, of which, as of the Agreement Date, 502,550 shares are duly issued, fully paid and non-assessable, including 50,240 shares that are held by ICB as treasury shares; and (ii) 1,000,000 shares of preferred stock, $0.01 par value per share, none of which are issued and outstanding as of the Agreement Date. ICB acknowledges that the Merger Consideration was determined based upon the accuracy of the representations and warranties made in this Section with respect to the number of outstanding shares of ICB Common Stock and the absence of any options or other rights to purchase additional shares of ICB Common Stock, and acknowledges that any Breach of such representations and warranties shall be deemed to have a Material Adverse Effect on ICB for purposes of this Agreement.

(b) None of the shares of ICB Common Stock have been issued in violation of any federal or state securities laws or any other Legal Requirement. Since December 31, 2003, except as disclosed in or permitted by this Agreement or as provided on Schedule 4.5, no shares of ICB capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by ICB or any ICB Subsidiary and no dividends or other distributions payable in any equity securities of ICB or any ICB Subsidiary have been declared, set aside, made or paid to the ICB Shareholders. To the Knowledge of ICB, none of the shares of authorized capital stock of ICB are, nor on the Closing Date will they be, subject to any claim of right inconsistent with this Agreement. There are, as of the Agreement Date, no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating ICB or any ICB Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of ICB or any ICB Subsidiary, and except as provided in this Section or otherwise disclosed in this Agreement, ICB is not a party to any Contract relating to the issuance, purchase, sale or transfer of any equity securities or other securities of ICB. ICB does not own or have any Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business except for the capital stock of the Bank and as set forth in Schedule 4.5.

Section 4.6 ICB Subsidiary Capitalization. The authorized capital stock of the Bank consists, and immediately prior to the Effective Time, will consist exclusively of 43,130 shares of capital common stock, $1.00 par value per share (the “Bank Shares”), all of which shares are, and immediately prior to the Closing will be, duly authorized, validly issued and outstanding, fully paid and nonassessable. ICB is, and will be on the Closing Date, the record and beneficial owner of one hundred percent (100%) of the Bank Shares and all of the issued and outstanding shares of capital stock of each other ICB Subsidiary, free and clear of any lien or encumbrance whatsoever. The Bank Shares are, and will be on the Closing Date, freely transferable and are, and will be on the Closing Date, subject to no claim except pursuant to this Agreement and as set forth on Schedule 4.6. There are no unexpired or pending preemptive rights with respect to any shares of capital stock of any ICB Subsidiary, except for such rights held exclusively by ICB. There are no outstanding securities of any ICB Subsidiary that are convertible into or exchangeable for any shares of such ICB Subsidiary’s capital stock, except for such rights held exclusively by ICB, and no ICB Subsidiary is a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of such ICB Subsidiary. Neither ICB nor any ICB Subsidiary owns or has any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business, except as set forth on Schedule 4.6.

Section 4.7 Financial Statements and Reports. True, correct and complete copies of the following financial statements are included in Schedule 4.7:

(a) audited Consolidated Balance Sheets for ICB as of December 31, 2001, 2002 and 2003, and the related audited Consolidated Statements of Operations, Statements of Cash Flows and Consolidated Statements of Changes in Shareholders’ Equity of ICB for the years ended December 31, 2001, 2002 and 2003;

(b) unaudited Consolidated Balance Sheet for ICB as of September 30, 2004, and the related unaudited Consolidated Statement of Operations and Statement of Cash Flows; and

(c) Call Reports for the Bank as of the close of business on December 31, 2001, 2002 and 2003, and for the nine months ended September 30, 2004.

The financial statements described in clause (a) have been prepared in conformity with GAAP and comply in all material respects with all applicable Legal Requirements. The financial statements described in clauses (b) and (c) above have been prepared on a basis consistent with past accounting practices and as required by applicable Legal Requirements and fairly present the consolidated financial condition and results of operations at the dates and for the periods presented. Taken together, the financial statements described in clauses (a), (b) and (c) above (collectively, and including the notes thereto, the “ICB Financial Statements”) are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of ICB and the Bank as at the respective dates of, and for the periods referred to in, the ICB Financial Statements, subject to normal year-end non-material audit adjustments in amounts consistent with past practice in the case of the unaudited ICB Financial Statements. The ICB Financial Statements do not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render the ICB Financial Statements misleading in any material respect as of the respective dates and for the periods referred to in the respective ICB Financial Statements.

Section 4.8 Books and Records. The books of account, minute books, stock record books and other records of ICB and each ICB Subsidiary are complete and correct in all material respects and have been maintained in accordance with ICB’s business practices and all applicable Legal Requirements, including the maintenance of any adequate system of internal controls required by the Legal Requirements. The minute books of ICB and each ICB Subsidiary contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, its respective shareholders, board of directors and committees of the board of directors. At the Closing, all of those books and records will be in the possession of ICB and the ICB Subsidiaries.

Section 4.9 Title to Properties. ICB and each ICB Subsidiary has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, subject to no valid liens, mortgages, security interests, encumbrances or charges of any kind except: (a) as noted in the most recent ICB Financial Statement or on Schedule 4.6 or Schedule 4.9; (b) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected on the ICB Financial Statements; (c) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements, pursuant to borrowings from Federal Home Loan Banks or similar borrowings, or otherwise incurred in the Ordinary Course of Business; and (d) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held (all of such exceptions in clauses (a) through (d) are collectively referred to as “Permitted Exceptions”). Except as set forth on Schedule 4.9, ICB and each ICB Subsidiary as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it. Except where any failure would not reasonably be expected to have a Material Adverse Effect on ICB on a consolidated basis, all buildings and structures owned by ICB and each ICB Subsidiary lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

Section 4.10 Condition and Sufficiency of Assets. The buildings, structures and equipment of ICB and each ICB Subsidiary are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in the aggregate in nature or in cost. Except where any failure would not reasonably be expected to have a Material Adverse Effect on ICB on a consolidated basis, the real property, buildings, structures and equipment owned or leased by ICB and each ICB Subsidiary are in compliance with the Americans with Disabilities Act of 1990, as amended, and the regulations promulgated thereunder, and all other building and development codes and other restrictions, including subdivision regulations, building and construction regulations, drainage codes, health, fire and safety laws and regulations, utility tariffs and regulations, conservation laws and zoning laws and ordinances. The assets and properties, whether real or personal, tangible or intangible, that ICB or any ICB Subsidiary purport to own are sufficient for the continued conduct of the business of ICB and each ICB Subsidiary after the Closing in substantially the same manner as conducted prior to the Closing.

Section 4.11 Loans; Allowance for Loan and Lease Losses. Except as contemplated as set forth in Schedule 4.11, all loans and loan commitments extended by any ICB Subsidiary and any extensions, renewals or continuations of such loans and loan commitments (the “ICB Loans”) were made materially in accordance with the lending policies of such ICB Subsidiary in the Ordinary Course of Business. The ICB Loans are evidenced by appropriate and sufficient documentation and constitute valid and binding obligations to such ICB Subsidiary enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity. All such ICB Loans are, and at the Closing will be, free and clear of any encumbrance or other charge (except for liens, if any, set forth on Schedule 4.9) and each ICB Subsidiary has complied, and at the Closing will have complied with all Legal Requirements relating to such ICB Loans, except where any such failure to comply would not reasonably be expected to have a Material Adverse Effect on ICB on a consolidated basis. The allowance for loan and lease losses of each ICB Subsidiary is and will be on the Closing Date adequate in all material respects to provide for possible or specific losses, net of recoveries relating to loans previously charged off, and contains and will contain an additional amount of unallocated reserves for unanticipated future losses at an adequate level. To the Knowledge of ICB: (i) none of the ICB Loans is subject to any material offset or claim of offset; and (ii) the aggregate loan balances in excess of the Bank’s allowance for loan and lease losses are, based on past loan loss experience, collectible in accordance with their terms (except as limited above) and all uncollectible loans have been charged off.

Section 4.12 Undisclosed Liabilities; Adverse Changes. Except as set forth on Schedule 4.12, neither ICB nor any ICB Subsidiary has any material liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise), except for liabilities or obligations reflected or reserved against in the ICB Financial Statements and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof. Except as set forth on Schedule 4.12, since the date of the latest ICB Financial Statement, there has not been any change in the business, operations, properties, prospects, assets or condition of ICB or any ICB Subsidiary, and, to ICB’s Knowledge, no event has occurred or circumstance exists, that has had or would reasonably be expected to have a Material Adverse Effect on ICB on a consolidated basis. All costs and expenses, both current and projected as a result of the consummation of the Contemplated Transactions, associated with that certain plan of ICB known as the “Illinois Guarantee Savings Bank, FSB Retirement Plan for Non-Employee Directors” (the “Directors’ Retirement Plan”) have been fully accrued in the ICB Financial Statements, and the Directors’ Retirement Plan has not been amended or modified after October 3, 2004.

Section 4.13 Taxes. ICB and each ICB Subsidiary has duly filed all material Tax Returns required to be filed by it, and each such Tax Return is complete and accurate in all material respects. ICB and each ICB Subsidiary has paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by ICB or any ICB Subsidiary, or claimed to be due and payable by any Regulatory Authority, and is not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided. There is no claim or assessment pending or, to the Knowledge of ICB, Threatened against ICB or any ICB Subsidiary for any Taxes owed by any of them. No audit, examination or investigation related to Taxes paid or payable by ICB or any ICB Subsidiary is presently being conducted or, to the Knowledge of ICB, Threatened by any Regulatory Authority. ICB has delivered or made available to Centrue Financial true, correct and complete copies of all Tax Returns filed with respect to the last three fiscal years by ICB and each ICB Subsidiary and any tax examination reports and statements of deficiencies assessed or agreed to for any of ICB or any ICB Subsidiary for any such time period.

Section 4.14 Compliance with ERISA. Except as set forth on Schedule 4.14, all employee benefit plans (as defined in Section 3(3) of ERISA) and all ICB Employee Benefit Plans established or maintained by ICB or any ICB Subsidiary or to which ICB or any ICB Subsidiary contributes, are in compliance with all applicable requirements of ERISA, and are in compliance with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Closing) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such employee benefit plans. No such employee benefit plan has any amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) for which ICB or any ICB Subsidiary would be liable to any Person under Title IV of ERISA if any such employee benefit plan were terminated as of the Closing. Such employee benefit plans are funded in accordance with Section 412 of the Code (if applicable). There would be no obligations of ICB or any ICB Subsidiary under Title IV of ERISA relating to any such employee benefit plan that is a multi-employer plan if any such plan were terminated or if ICB or such ICB Subsidiary withdrew from any such plan as of the Closing. All contributions and premium payments that are due under any such benefit plans have been made.

Section 4.15 Compliance with Legal Requirements. ICB and each ICB Subsidiary holds all licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of its respective business. Except as set forth on Schedule 4.15, and except for the Existing MOU (as defined in Section 4.16), each of ICB and each ICB Subsidiary is, and at all times since January 1, 2001, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on ICB on a consolidated basis. No event has occurred or circumstance exists that (with or without notice or lapse of time): (a) may constitute or result in a violation by ICB or any ICB Subsidiary of, or a failure on the part of ICB or any ICB Subsidiary to comply with, any Legal Requirement; or (b) may give rise to any obligation on the part of ICB or any ICB Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement; except, in either case, where the failure to comply or the violation would not reasonably be expected to have a Material Adverse Effect on ICB on a consolidated basis. Except as set forth on Schedule 4.15, and except for the Existing MOU, neither ICB nor any ICB Subsidiary has received, at any time since January 1, 2001, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person, nor does ICB have any Knowledge regarding: (x) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement; or (y) any actual, alleged, possible or potential obligation on the part of ICB or any ICB Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement, except where any such violation, failure or obligation would not reasonably be expected to have a Material Adverse Effect on ICB on a consolidated basis.

Section 4.16 Legal Proceedings; Orders.

(a) Schedule 4.16 is a true and correct list of all Proceedings and Orders pending, entered into or, to the Knowledge of ICB, Threatened against, affecting or involving ICB or any ICB Subsidiary or any of their respective assets or businesses, or the Contemplated Transactions, since January 1, 2001, that has not been fully satisfied and terminated and that would reasonably be expected to have, a Material Adverse Effect on ICB on a consolidated basis, and there is no fact to ICB’s Knowledge that would provide a basis for any other Proceeding or Order. To the Knowledge of ICB, no officer, director, agent or employee of ICB or any ICB Subsidiary is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the businesses of ICB or any ICB Subsidiary as currently conducted.

(b) Except for the memoranda of understanding described on Schedule 4.16 (the “Existing MOU”), neither ICB nor any ICB Subsidiary: (i) is subject to any cease and desist or other Order or enforcement action issued by, or (ii) is a party to any written agreement, consent agreement or memorandum of understanding with, or (iii) is a party to any commitment letter or similar undertaking to, or (iv) is subject to any order or directive by, or (v) is subject to any supervisory letter from, or (vi) has been ordered to pay any civil money penalty, which has not been paid, by, or (vii) has adopted any policies, procedures or board resolutions at the request of, any Regulatory Authority that currently (w) restricts in any material respect the conduct of its business or (x) that in any material manner relates to its capital adequacy, or (y) restricts its ability to pay dividends, or (z) limits in any material manner its credit or risk management policies, its management or its business; nor has ICB or any ICB Subsidiary been advised by any Regulatory Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing. ICB is in compliance with all of the material terms of the Existing MOU.

Section 4.17 Absence of Certain Changes and Events. Except as set forth on Schedule 4.17, since December 31, 2003, ICB and each ICB Subsidiary have conducted their respective businesses only in the Ordinary Course of Business. Without limiting the foregoing, with respect to each, since December 31, 2003, there has not been any:

(a) change in its authorized or issued capital stock; grant of any stock option or right to purchase shares of its capital stock; issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by it of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of its capital stock;

(b) amendment to its articles or certificate of incorporation, charter or bylaws or adoption of any resolutions by its board of directors or shareholders with respect to the same;

(c) payment or increase of any bonus, salary or other compensation to any of its shareholders, directors, officers or employees, except for normal increases in the Ordinary Course of Business or in accordance with any then existing ICB Employee Benefit Plan disclosed in the ICB Schedules, or entry by it into any employment, consulting, non-competition, change in control, severance or similar Contract with any shareholder, director, officer or employee;

(d) adoption, amendment (except for any amendment necessary to comply with any Legal Requirement) or termination of, or increase in the payments to or benefits under, any ICB Employee Benefit Plan;

(e) damage to or destruction or loss of any of its assets or property, whether or not covered by insurance and where the resulting diminution in value individually or in the aggregate is greater than $10,000;

(f) entry into, termination or extension of, or receipt of notice of termination of any joint venture or similar agreement pursuant to any Contract or any similar transaction;

(g) except for this Agreement, entry into any new, or modification, amendment, renewal or extension (through action or inaction) of the terms of any existing, lease, Contract or license that has a term of more than one year or that involves the payment by ICB or any ICB Subsidiary of more than $10,000 in the aggregate;

(h) ICB Loan or commitment to make any ICB Loan other than in the Ordinary Course of Business;

(i) ICB Loan or commitment to make, renew, extend the term or increase the amount of any ICB Loan to any Person if such ICB Loan or any other ICB Loans to such Person or an Affiliate of such Person is on the “watch list” or similar internal report of ICB or any ICB Subsidiary, or has been classified by ICB or any ICB Subsidiary or Regulatory Authority as “substandard,” “doubtful,” “loss,” or “other loans specially mentioned” or listed as a “potential problem loan”; provided, however, that nothing in this Section 4.17(i) shall prohibit ICB or any ICB Subsidiary from honoring any contractual obligation in existence on the date of this Agreement;

(j) incurrence by it of any obligation or liability (fixed or contingent) other than in the Ordinary Course of Business;

(k) sale (other than any sale in the Ordinary Course of Business), lease or other disposition of any of its assets or properties, or mortgage, pledge or imposition of any lien or other encumbrance upon any of its material assets or properties, except for tax and other liens that arise by operation of law and with respect to which payment is not past due, and except for pledges or liens: (i) required to be granted in connection with the acceptance by any ICB Subsidiary of government deposits; (ii) granted in connection with repurchase or reverse repurchase agreements; or (iii) otherwise incurred in the Ordinary Course of Business;

(l) cancellation or waiver by it of any claims or rights with a value in excess of $10,000;

(m) any investment by it of a capital nature exceeding $5,000 or aggregate investments of a capital nature exceeding $10,000;

(n) except for the Contemplated Transactions, merger or consolidation with or into any other Person, or acquisition of any stock, equity interest or business of any other Person;

(o) transaction for the borrowing or loaning of monies, or any increase in any outstanding indebtedness, other than in the Ordinary Course of Business;

(p) material change in any policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, accounting or any other material aspect of its business or operations, except for such changes as may be required in the opinion of the management of ICB to respond to then current market or economic conditions or as may be required by any Regulatory Authorities;

(q) filing of any applications for additional branches, opening of any new office or branch, closing of any current office or branch, or relocation of operations from existing locations;

(r) discharge or satisfaction of any material lien or encumbrance on its assets or repayment of any material indebtedness for borrowed money, except for obligations incurred and repaid in the Ordinary Course of Business;

(s) entry into any Contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets in a single transaction in excess of $10,000 in aggregate value, except for sales of ICB “other real estate owned” and other repossessed properties or the acceptance of a deed in lieu of foreclosure;

(t) purchase or other acquisition of any investments, direct or indirect, in any derivative securities, financial futures or commodities or entry into any interest rate swap, floors and option agreements, or other similar interest rate management agreements;

(u) hiring of any employee with an annual salary in excess of $25,000, except for employees at will who are hired to replace employees who have resigned or whose employment has otherwise been terminated; or

(v) agreement, whether oral or written, by it to do any of the foregoing.

Section 4.18 Properties, Contracts and Employee Benefit Plans. Except for Contracts evidencing ICB Loans made by the Bank in the Ordinary Course of Business, Schedule 4.18 lists or describes the following with respect to ICB and each ICB Subsidiary:

(a) all real property owned by ICB and each ICB Subsidiary and the principal buildings and structures located thereon, together with the address of such real estate, and each lease of real property to which ICB and each ICB Subsidiary is a party, identifying the parties thereto, the annual rental payable, the expiration date thereof and a brief description of the property covered, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office of ICB or such ICB Subsidiary;

(b) all loan and credit agreements, conditional sales contracts or other title retention agreements or security agreements relating to money borrowed by ICB or any ICB Subsidiary, exclusive of deposit agreements with customers of any ICB Subsidiary entered into in the Ordinary Course of Business, agreements for the purchase of federal funds and repurchase agreements;

(c) each Contract that involves performance of services or delivery of goods or materials by ICB or any ICB Subsidiary of an amount or value in excess of $10,000;

(d) each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of ICB or any ICB Subsidiary in excess of $10,000;

(e) each Contract not referred to elsewhere in this Section that:

(i) relates to the future purchase of goods or services that materially exceeds the requirements of its respective business at current levels or for normal operating purposes; or

(ii) materially affects the business or financial condition of ICB or any ICB Subsidiary;

(f) each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of, any personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000 or with terms of less than one year);

(g) each licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property (collectively, “Intellectual Property Assets”), including agreements with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets of ICB or any ICB Subsidiary;

(h) each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

(i) each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by ICB or any ICB Subsidiary with any other Person;

(j) each Contract containing covenants that in any way purport to restrict the business activity of ICB or any ICB Subsidiary or any Affiliate of any of the foregoing, or limit the ability of ICB or any ICB Subsidiary or any Affiliate of the foregoing to engage in any line of business or to compete with any Person;

(k) each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(l) the name and annual salary of each director, officer or employee of ICB and each ICB Subsidiary, and the profit sharing, bonus or other form of compensation (other than salary) paid or payable by ICB, each ICB Subsidiary or a combination of any of them to or for the benefit of each such person in question for the year ended December 31, 2003, and for the current fiscal year, and any employment agreement, consulting agreement, non-competition, severance or change in control agreement or similar arrangement or plan with respect to each such person;

(m) each profit sharing, group insurance, hospitalization, stock option, pension, retirement, bonus, severance, change of control, deferred compensation, stock bonus, stock purchase, employee stock ownership or other employee welfare or benefit agreements, plans or arrangements established, maintained, sponsored or undertaken by ICB or any ICB Subsidiary for the benefit of the officers, directors or employees of ICB or any ICB Subsidiary, including each trust or other agreement with any custodian or any trustee for funds held under any such agreement, plan or arrangement, and all other Contracts or arrangements under which pensions, deferred compensation or other retirement benefits are being paid or may become payable by ICB or any ICB Subsidiary for the benefit of the employees of ICB or any ICB Subsidiary (collectively, the “ICB Employee Benefit Plans”), and, in respect to any of them, the latest reports or forms, if any, filed with the Department of Labor and Pension Benefit Guaranty Corporation under ERISA, any current financial or actuarial reports and any currently effective Internal Revenue Service private rulings or determination letters obtained by or for the benefit of ICB or any ICB Subsidiary;

(n) the name of each Person who is or would be entitled pursuant to any Contract or ICB Employee Benefit Plan to receive any payment from ICB or any ICB Subsidiary as a result of the consummation of the Contemplated Transactions (including any payment that is or would be due as a result of any actual or constructive termination of a Person’s employment or position following such consummation) and the maximum amount of such payment;

(o) each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by ICB or any ICB Subsidiary to be responsible for consequential damages;

(p) each Contract for capital expenditures in excess of $10,000;

(q) each warranty, guaranty or other similar undertaking with respect to contractual performance extended by ICB or any ICB Subsidiary other than in the Ordinary Course of Business; and

(r) each amendment, supplement and modification in respect of any of the foregoing.

Copies of each document, plan or Contract listed and described on Schedule 4.18 are appended to such Schedule.

Section 4.19 No Defaults. Except as set forth on Schedule 4.19, to the Knowledge of ICB, each Contract identified or required to be identified on Schedule 4.18 is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity. ICB and each ICB Subsidiary is, and at all times since January 1, 2001, has been, in full compliance with all applicable terms and requirements of each Contract under which either ICB or any ICB Subsidiary has or had any obligation or liability or by which ICB or any ICB Subsidiary or any of their respective assets owned or used by them is or was bound, except where the failure to be in full compliance would not reasonably be expected to have a Material Adverse Effect on ICB on a consolidated basis. To the knowledge of ICB, each other Person that has or had any obligation or liability under any such Contract under which ICB or any ICB Subsidiary has or had any rights is, and at all times since January 1, 2001, has been, in full compliance with all applicable terms and requirements of such Contract, except where the failure to be in full compliance would not reasonably be expected to have a Material Adverse Effect on ICB on a consolidated basis. No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give ICB, any ICB Subsidiary or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract. Except in the Ordinary Course of Business with respect to any ICB Loan, neither ICB nor any ICB Subsidiary has given to or received from any other Person, at any time since January 1, 2001, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Contract, that has not been terminated or satisfied prior to the Agreement Date. Other than in the Ordinary Course of Business in connection with workouts and restructured loans, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate, any material amounts paid or payable to ICB or any ICB Subsidiary under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

Section 4.20 Insurance. Schedule 4.20 lists the policies and material terms of insurance (including bankers’ blanket bond and insurance providing benefits for employees) owned or held by ICB or any ICB Subsidiary on the Agreement Date. Each policy is in full force and effect (except for any expiring policy which is replaced by coverage at least as extensive). All premiums due on such policies have been paid in full.

Section 4.21 Compliance with Environmental Laws. Except as set forth on Schedule 4.21, there are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving ICB or any ICB Subsidiary or any of their respective assets that are pending or, to the Knowledge of ICB, Threatened, nor to the Knowledge of ICB is there any factual basis for any of the foregoing, as a result of any asserted failure of ICB or any ICB Subsidiary, or any predecessor thereof, to comply with any federal, state, county and municipal law, including any statute, regulation, rule, ordinance, Order, restriction and requirement, relating to underground storage tanks, petroleum products, air pollutants, water pollutants or process waste water or otherwise relating to the environment or toxic or hazardous substances or to the manufacture, processing, distribution, use, recycling, generation, treatment, handling, storage, disposal or transport of any hazardous or toxic substances or petroleum products (including polychlorinated biphenyls, whether contained or uncontained, and asbestos-containing materials, whether friable or not), including, the Federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the Federal Clean Water Act, the Occupational Health and Safety Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986, all as amended, and regulations of the Environmental Protection Agency, the Nuclear Regulatory Agency and any state department of natural resources or state environmental protection agency now or at any time hereafter in effect (collectively, the “Environmental Laws”). No environmental clearances or other governmental approvals are required for the conduct of the business of ICB or any ICB Subsidiary or the consummation of the Contemplated Transactions. To the Knowledge of ICB, neither ICB nor any ICB Subsidiary is the owner of any interest in real estate on which any substances have been used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require clean-up, removal or some other remedial action under any Environmental Law.

Section 4.22 Regulatory Filings. ICB and each ICB Subsidiary have filed in a timely manner all required filings with all Regulatory Authorities, including the Federal Reserve, the FDIC and the DFPR. All such filings were accurate and complete in all material respects as of the dates of the filings, and no such filing has made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 4.23 Fiduciary Accounts. ICB and each ICB Subsidiary have properly administered in all material respects all accounts for which any of them acts as fiduciary, including accounts for which it serves as trustee, agent, custodian or investment advisor, in accordance with the material terms of the governing documents and applicable Legal Requirements and common law. Neither ICB nor any ICB Subsidiary, nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

Section 4.24 Indemnification Claims. To ICB’s Knowledge, no action or failure to take action by any director, officer, employee or agent of ICB or any ICB Subsidiary has occurred that may give rise to a claim or a potential claim by any such Person for indemnification against ICB or any ICB Subsidiary under any Contract with, or the corporate indemnification provisions of, ICB or any ICB Subsidiary, or under any Legal Requirements.

Section 4.25 Insider Interests. Except as set forth on Schedule 4.25, no officer or director of ICB or any ICB Subsidiary, or any member of the Family of any such Person, and no entity that any such Person “controls” within the meaning of Regulation O of the Federal Reserve, has any loan, deposit account or any other agreement with ICB or any ICB Subsidiary, any interest in any material property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of ICB or any ICB Subsidiary.

Section 4.26 Brokerage Commissions. None of ICB, any ICB Subsidiary or any of their respective Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the Contemplated Transactions.

Section 4.27 Approval Delays. To the Knowledge of ICB, there is no reason why the granting of any of the regulatory approvals referred to in Section 8.1 would be denied or unduly delayed. The Bank’s most recent CRA rating is “satisfactory” or better.

Section 4.28 Code Sections 280G, 409A and 4999. Except as set forth on Schedule 4.28, no payment that is owed or may become due to any director, officer, employee or agent of ICB or any ICB Subsidiary will be non-deductible to ICB or any ICB Subsidiary (or, following the Merger, Centrue Financial) or subject to tax under Section 280G, Section 409A or Section 4999 of the Code, not will ICB or any ICB Subsidiary (or, following the Merger, Centrue Financial) be required to “gross up” or otherwise compensate any such person because of the imposition of any tax or excise tax on a payment to such person. Except to the extent required under Section 601 et seq. of ERISA and Section 4980B of the Code, and except as set forth on Schedule 4.28, neither ICB nor any ICB Subsidiary provides health or welfare benefits to any active employee following such employee’s retirement or other termination of service.

Section 4.29 Disclosure. Neither any representation nor warranty of ICB in, nor any ICB Schedule to, this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. No notice given pursuant to Section 6.8 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances under which they were made, not misleading.

ARTICLE 5

Representations and Warranties of
Centrue Financial and Acquisition LLC

Centrue Financial and Acquisition LLC hereby represent and warrant to ICB that the following are true and correct as of the Agreement Date, and will be true and correct as of the Effective Date:

Section 5.1 Centrue Financial Organization. Centrue Financial: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is also in good standing in the State of Illinois and in each other jurisdiction in which the nature of business conducted or the properties or assets owned or leased by it makes such qualification necessary; (b) is registered with the Federal Reserve as a bank holding company under the BHCA; and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. Copies of the certificate of incorporation and bylaws of Centrue Financial and all amendments thereto are set forth in the Centrue Financial SEC Documents and are complete and correct. Centrue Financial has no Subsidiaries other than Acquisition LLC and as set forth in the Centrue Financial SEC Documents.

Section 5.2 Centrue Financial Subsidiary Organization. Each Centrue Financial Subsidiary is duly organized, validly existing, and in good standing in its state or jurisdiction of organization. Each Centrue Financial Subsidiary has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary.

Section 5.3 Authorization; Enforceability.

(a) Each of Centrue Financial and Acquisition LLC has the requisite corporate and limited liability company power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Centrue Financial and Acquisition LLC, and the consummation by each of them of its respective obligations under this Agreement, have been authorized by all necessary corporate and limited liability company action, and this Agreement constitutes a legal, valid and binding obligation of each of Centrue Financial and Acquisition LLC enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity.

(b) Except for ordinary corporate requirements, no “business combination,” “moratorium,” “control share” or other state anti-takeover statute or regulation or any provisions contained in the certificate of incorporation or bylaws or similar organizational documents of any of Centrue Financial or any Centrue Financial Subsidiary: (i) prohibits or restricts Centrue Financial’s ability to perform its obligations under this Agreement, or its ability to consummate the Contemplated Transactions; (ii) would have the effect of invalidating or voiding this Agreement, or any provision hereof; or (iii) would subject ICB to any material impediment or condition in connection with the exercise of any of its rights under this Agreement. The board of directors of Centrue Financial has unanimously approved the execution of, and performance by Centrue Financial of its obligations under, this Agreement, and the manager and the sole member of Acquisition LLC have each approved the execution of, and performance by Acquisition LLC of its obligations under, this Agreement.

Section 5.4 No Conflict. Except as set forth on Schedule 5.4, neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the certificate of incorporation or charter or bylaws (or similar organization documents), each as in effect on the Agreement Date, or any currently effective resolution adopted by the board of directors or shareholders of, Centrue Financial or any Centrue Financial Subsidiary; or (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Centrue Financial or Centrue Financial Subsidiary, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the regulatory approvals necessitated by the Contemplated Transactions, including any such approvals under the BHCA, the FDIA, the Securities Act, the Exchange Act, the DGCL, the IBCA, the Illinois Act and the IBA. Except for the approvals referred to in Section 8.1, neither Centrue Financial nor any Centrue Financial Subsidiary is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 5.5 Centrue Financial Capitalization. The authorized capital stock of Centrue Financial at September 30, 2004, consisted of: (a) 7,000,000 shares of common stock, $0.01 par value per share, of which: (i) 5,500,000 shares were duly issued and outstanding, fully paid and non-assessable; (ii) 1,776,984 shares were held in the treasury of Centrue Financial as of that date; and (iii) 152,300 shares have been reserved for issuance in respect of outstanding stock options that have been or may be granted under existing option plans of Centrue Financial by Centrue Financial or otherwise; and (b) 500,000 shares of preferred stock, $0.01 par value per share, none of which shares were issued and outstanding. None of the shares of Centrue Financial Common Stock were issued in violation of any federal or state securities laws or any other Legal Requirement. Since September 30, 2004, except as disclosed in or permitted by this Agreement or as provided on Schedule 5.5 or the Centrue Financial SEC Documents, no shares of Centrue Financial capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Centrue Financial or any Centrue Financial Subsidiary and no dividends or other distributions payable in any equity securities of Centrue Financial or any Centrue Financial Subsidiary have been declared, set aside, made or paid to the shareholders of Centrue Financial. To the Knowledge of Centrue Financial, none of the shares of authorized capital stock of Centrue Financial are, nor on the Closing Date will they be, subject to any claim of right inconsistent with this Agreement. Except as contemplated in this Agreement or as set forth in Schedule 5.5 or the Centrue Financial SEC Documents, there are, as of the Agreement Date, no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating Centrue Financial or any Centrue Financial Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Centrue Financial or any Centrue Financial Subsidiary, and except as provided in this Section or otherwise disclosed in this Agreement, Centrue Financial is not a party to any Contract relating to the issuance, purchase, sale or transfer of any equity securities or other securities of Centrue Financial. Centrue Financial does not own or have any Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business except for the membership interests of Acquisition LLC and as set forth in Schedule 5.5 or the Centrue Financial SEC Documents.

Section 5.6 Centrue Financial Subsidiary Capitalization. Except as disclosed in any Centrue Financial SEC Documents, Centrue Financial is, and will be on the Closing Date, the record and beneficial owner of one hundred percent (100%) of the issued and outstanding shares of capital stock or other equity securities of each Centrue Financial Subsidiary, free and clear of any lien or encumbrance whatsoever. Except as disclosed in any Centrue Financial SEC Documents or for such rights held exclusively by Centrue Financial, there are no unexpired or pending preemptive rights with respect to any shares of capital stock of any Centrue Financial Subsidiary. Except as disclosed in any Centrue Financial SEC Documents, or for such rights held exclusively by Centrue Financial, there are no outstanding securities of any Centrue Financial Subsidiary that are convertible into, or exchangeable for, any shares of such Centrue Financial Subsidiary’s capital stock or other equity securities, and no Centrue Financial Subsidiary is a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of such Centrue Financial Subsidiary.

Section 5.7 Financial Statements and Reports. Centrue Financial has timely filed all Centrue Financial SEC Documents and all such Centrue Financial SEC Documents have complied in all material respects, as of their respective filing dates and effective dates, as the case may be, with all applicable requirements of the Exchange Act. As of their respective filing dates, none of the Centrue Financial SEC Documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.8 Undisclosed Liabilities; Adverse Changes. Except as set forth in Schedule 5.8 or the Centrue Financial SEC Reports, neither Centrue Financial nor any Centrue Financial Subsidiary has any material liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise), except for liabilities or obligations reflected or reserved against in the Centrue Financial Statements, and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof. Since the date of the latest Centrue Financial Statement, there has not been any change in the business, operations, properties, prospects, assets or condition of Centrue Financial or any Centrue Financial Subsidiary, and, to Centrue Financial’s Knowledge, no event has occurred or circumstance exists, that has had, or would reasonably be expected to have, a Material Adverse Effect on Centrue Financial on a consolidated basis.

Section 5.9 Compliance With Legal Requirements. Centrue Financial and each Centrue Financial Subsidiary holds all licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of its respective business. Except as set forth in Schedule 5.9 or the Centrue Financial SEC Reports, Centrue Financial and each Centrue Financial Subsidiary is, and at all times since January 1, 2001, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on Centrue Financial on a consolidated basis. No event has occurred or circumstance exists that (with or without notice or lapse of time): (a) may constitute or result in a violation by Centrue Financial or any Centrue Financial Subsidiary of, or a failure on the part of Centrue Financial or any Centrue Financial Subsidiary to comply with, any Legal Requirement; or (b) may give rise to any obligation on the part of Centrue Financial or any Centrue Financial Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement; except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on Centrue Financial on a consolidated basis. Except as set forth in Schedule 5.9 or the Centrue Financial SEC Reports, neither Centrue Financial nor any Centrue Financial Subsidiary has received, at any time since January 1, 2001, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding: (x) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (y) any actual, alleged, possible, or potential obligation on the part of Centrue Financial or any Centrue Financial Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement, except where any such violation, failure or obligation would not reasonably be expected to have a Material Adverse Effect on Centrue Financial on a consolidated basis.

Section 5.10 Legal Proceedings; Orders. Except as disclosed in the Centrue Financial SEC Documents, there have been no Proceedings or Orders pending, entered into or, to the Knowledge of Centrue Financial, Threatened against, affecting or involving Centrue Financial or any Centrue Financial Subsidiary or any of their respective assets or businesses, or the Contemplated Transactions, since January 1, 2001, that had, or would reasonably be expected to have, a Material Adverse Effect on Centrue Financial on a consolidated basis or that would materially impair Centrue Financial’s ability to consummate any of the Contemplated Transactions, and there is no fact to Centrue Financial’s Knowledge that would provide a basis for any other Proceeding or Order involving Centrue Financial or any Centrue Financial Subsidiary, or any of its respective officers or directors in their capacities as such, or its assets, business or goodwill that would reasonably be expected to have a Material Adverse Effect on Centrue Financial on a consolidated basis or that would materially impair Centrue Financial’s ability to consummate any of the Contemplated Transactions.

Section 5.11 Brokerage Commissions. Neither Centrue Financial nor any Centrue Financial Subsidiary, nor any of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the Contemplated Transactions.

Section 5.12 Approval Delays. To the Knowledge of Centrue Financial, there is no reason why the granting of any of the regulatory approvals referred to in Section 8.1 would be denied or unduly delayed. The CRA rating of each Centrue Financial Subsidiary that is a “depository institution,” as defined by the FDIA, is “satisfactory” or better.

Section 5.13 Disclosure. Neither any representation nor warranty of Centrue Financial in, nor any Centrue Financial Schedule to, this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. No notice given pursuant to Section 7.3 will contain any untrue statement or omit to state a material fact necessary to make the statements therein, or in this Agreement, in light of the circumstances in which they were made, not misleading.

Section 5.14 Financial Resources. Centrue Financial will have sufficient cash available on the Closing Date to enable it to comply with its obligation to fund the cash portion of the Merger Consideration and to perform its other obligations under this Agreement.

ARTICLE 6

ICB’s Covenants

Section 6.1 Access and Investigation.

(a) Centrue Financial and its Representatives shall, at all times during normal business hours and with reasonable advance notice prior to the Closing Date, have full and continuing access to the facilities, operations, records and properties of ICB and each ICB Subsidiary in accordance with the provisions of this Section. Centrue Financial and its Representatives may, prior to the Closing Date, make or cause to be made such reasonable investigation of the operations, records and properties of ICB and each ICB Subsidiary and of their respective financial and legal condition as Centrue Financial shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere unnecessarily with the normal operations of ICB or any ICB Subsidiary. Upon request, ICB and each ICB Subsidiary will furnish Centrue Financial or its Representatives, attorneys’ responses to auditors’ requests for information regarding ICB or such ICB Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by Centrue Financial (provided, with respect to attorneys, such disclosure would not result in the waiver by ICB or any ICB Subsidiary of any claim of attorney-client privilege), and will permit Centrue Financial and its Representatives to discuss such information directly with any individual or firm performing auditing or accounting functions for ICB or such ICB Subsidiary, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to Centrue Financial or its Representatives. No investigation by Centrue Financial or any of its Representatives shall affect the representations and warranties made by ICB. This Section shall not require the disclosure of any information the disclosure of which to Centrue Financial would be prohibited by any Legal Requirement.

(b) ICB shall allow a representative of Centrue Financial to attend as an observer all meetings of the board of directors and committees of the board of directors of ICB and any ICB Subsidiary, including any meeting of the loan committee and asset liability management committee of ICB or any ICB Subsidiary. ICB shall give reasonable notice to Centrue Financial of any such meeting and, if known, the agenda for or business to be discussed at such meeting. ICB shall provide to Centrue Financial all information provided to the directors on all such boards or members of such committees in connection with all such meetings or otherwise provided to the directors or members, and shall provide any other financial reports or other analysis prepared for senior management of ICB or any ICB Subsidiary, in each case excluding information which is privileged or is subject to any restriction on disclosure. It is understood by the parties that Centrue Financial’s representative will not have any voting rights with respect to matters discussed at these meetings and that Centrue Financial is not managing the business or affairs of ICB or any ICB Subsidiary. All information obtained by Centrue Financial at these meetings shall be treated in confidence as provided in that certain Confidentiality Agreement dated October 29, 2004, between Centrue Financial and ICB (the “Confidentiality Agreement”). Notwithstanding the foregoing, Centrue Financial shall not be permitted to attend any portion of a meeting and ICB shall not be required to provide Centrue Financial with any materials, in violation of applicable law or that relates to an Acquisition Transaction (as defined below), except for information to be provided as required by Section 6.9, or that involve matters protected by the attorney-client privilege or matters arising out of or related to this Agreement.

(c) Any confidential information or trade secrets of Centrue Financial received by ICB, its employees or agents in the course of the consummation of the Contemplated Transactions shall be treated confidentially in accordance with the terms of the Confidentiality Agreement.

Section 6.2 Operation of ICB and ICB Subsidiaries. Except with the prior written consent of Centrue Financial, between the Agreement Date and the Closing Date, ICB will, and will cause each ICB Subsidiary, to:

(a) conduct its business only in the Ordinary Course of Business;

(b) use its Best Efforts to preserve intact the current business organization of ICB and each ICB Subsidiary, keep available the services of the current officers, employees and agents of ICB and each ICB Subsidiary, and maintain the goodwill of suppliers, customers, landlords, creditors, employees, agents and others who have business relationships with ICB or any ICB Subsidiary;

(c) confer with Centrue Financial concerning operational matters of a material nature;

(d) enter into loan transactions only in accordance with sound credit practices and only on terms and conditions that are not materially more favorable than those available to the borrower from competitive sources in arm’s-length transactions, and in that connection, from the date hereof to the Closing Date, shall not:

(i) enter into any new credit or new lending relationships in excess of $50,000 to any Person and such Person’s Borrowing Affiliate (as defined below); or

(ii) other than incident to a reasonable loan restructuring, extend additional credit to any Person and any director or officer of, or any owner of a ten percent (10%) or greater equity interest in, such Person (any of the foregoing with respect to a Person being referred to as a “Borrowing Affiliate”) if such Person or such Borrowing Affiliate is the obligor under any indebtedness to any ICB Subsidiary which constitutes a non-performing loan or against any part of such indebtedness any ICB Subsidiary has established loss reserves or any part of which has been charged-off by any ICB Subsidiary;

provided, however, that a ICB Subsidiary shall be permitted to make any loan that is otherwise prohibited by this subsection with the prior written consent of Centrue Financial, or if a ICB Subsidiary has made a written request for permission to make an otherwise prohibited loan and has provided Centrue Financial with all information necessary for Centrue Financial to make an informed decision with respect to such request, and Centrue Financial has failed to respond to such request within five (5) Business Days after Centrue Financial’s receipt of such request and all such information;

(e) consistent with past practice, maintain an allowance for possible loan and lease losses which is adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable), and charge-off any loans or leases that would be deemed uncollectible in accordance with GAAP or any Legal Requirements and place on non-accrual any loans or leases that are past due greater than ninety (90) days

(f) maintain all of its assets necessary for the conduct of its business in good operating condition and repair, reasonable wear and tear and damage by fire or unavoidable casualty excepted, and maintain policies of insurance upon its assets and with respect to the conduct of its business in amounts and kinds comparable to that in effect on the date hereof and pay all premiums on such policies when due;

(g) not buy or sell any security held, or intended to be held, for investment, but such restriction shall not affect the buying and selling by any ICB Subsidiary of Federal Funds or the reinvestment of dividends paid on any securities owned by any ICB Subsidiary as of the date of this Agreement;

(h) file in a timely manner all required filings with all Regulatory Authorities and cause such filings to be true and correct in all material respects;

(i) maintain its books, accounts and records in the Ordinary Course of Business, on a basis consistent with prior years;

(j) comply with all Legal Requirements and Contracts; and

(k) report periodically to Centrue Financial concerning the status of the business, operations and finances of ICB and the ICB Subsidiaries.

Section 6.3 Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, ICB will not, and will cause each ICB Subsidiary not to, without the prior written consent of Centrue Financial, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 4.17 is likely to occur. Notwithstanding anything contained herein to the contrary, ICB shall be permitted to renew or extend the maturity of its current credit agreement with Illini Bank, Springfield, Illinois, on substantially the same terms and conditions as currently in effect.

Section 6.4 Subsequent ICB Financial Statements. As soon as available after the date hereof, ICB will furnish Centrue Financial copies of the quarterly unaudited (and when available, annual audited) consolidated balance sheets, consolidated statements of income, consolidated statements of cash flow and consolidated statements of changes in shareholders’ equity, of ICB prepared for its internal use, and the Call Reports of any ICB Subsidiary for each quarterly or annual period completed after December 31, 2003, and all other financial reports or statements submitted after the date hereof by ICB or any ICB Subsidiary to any Regulatory Authority, to the extent permitted by law (collectively, the “Subsequent ICB Financial Statements”). Except as may be required by changes in GAAP effective after the date hereof, the Subsequent ICB Financial Statements shall be prepared on a basis consistent with past accounting practices and shall fairly present in all material respects the consolidated financial condition and results of operations for the dates and periods presented. The Subsequent ICB Financial Statements will not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render such Subsequent ICB Financial Statements misleading in any material respect.

Section 6.5 Title to Real Estate. As soon as practical, but in no event later than sixty (60) days after the Agreement Date, ICB shall obtain at its own expense and deliver to Centrue Financial, with respect to all real estate owned by ICB or the Bank (excluding any “Other Real Estate Owned,” the “ICB Real Estate”), an owner’s preliminary report of title covering a date subsequent to the date hereof, issued by Chicago Title Insurance Company or such other title insurance company as is reasonably acceptable to Centrue Financial, showing fee simple title in ICB or the Bank in such real estate with coverage over all standard exceptions and subject to no liens, mortgages, security interests, encumbrances or charges of any kind except for the Permitted Exceptions.

Section 6.6 Surveys. Centrue Financial may, in its reasonable discretion, within sixty (60) days after the Agreement Date, request ICB to provide at ICB’s expense and deliver to Centrue Financial a current ALTA survey of each parcel of ICB Real Estate disclosing no survey defects that would materially impair the use thereof for the purposes for which it is held or materially impair the value of such property.

Section 6.7 Environmental Investigation.

(a) Centrue Financial may, in its reasonable discretion, within forty-five (45) Business Days of the Agreement Date, request ICB to provide at ICB’s expense a Phase 1 environmental site assessment (the “Phase 1 Report”) conducted by an independent professional consultant reasonably acceptable to Centrue Financial to determine if any ICB Real Estate contains or gives evidence that any violations of Environmental Laws have occurred on any such property. If the Phase 1 Report discloses any material adverse environmental conditions, or reports a reasonable suspicion thereof, then ICB shall promptly obtain, at ICB’s expense, a Phase 2 environmental report with respect to any affected property which report shall contain an estimate of the cost of any remediation or other follow-up work that may be necessary to address those conditions in accordance with applicable laws and regulations (the “Phase 2 Report,” and collectively referred to with the Phase 1 Report, as the “Environmental Report”). Centrue Financial shall have no duty to act for the benefit of ICB, any ICB Subsidiary or any other Person upon any information produced by the Environmental Report, but shall provide such information to ICB as soon as practicable after such information becomes available to Centrue Financial.

(b) Upon receipt of the estimate of the costs of all follow-up work to the Environmental Report, Centrue Financial and ICB shall attempt to agree upon a course of action for remediation of any environmental condition suspected, found to exist, or that would tend to be indicated by the Environmental Report. The estimated total cost for completing all necessary work plans or removal or remediation actions is referred to collectively as the “Remediation Cost.” If the Remediation Cost exceeds Fifty Thousand Dollars ($50,000), Centrue Financial may, at its sole option, terminate this Agreement. If the Remediation Cost is less than Fifty Thousand Dollars ($50,000), such cost shall be taken into account when computing the Adjusted Shareholders’ Equity.

Section 6.8 Advice of Changes. Between the Agreement Date and the Closing Date, ICB shall promptly notify Centrue Financial in writing if ICB or any ICB Subsidiary becomes aware of any fact or condition that causes or constitutes a Breach of any of ICB’s representations and warranties as of the Agreement Date, or if ICB or any ICB Subsidiary becomes aware of the occurrence after the Agreement Date of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. If any such fact or condition would require any change in the Schedules if such Schedules were dated the date of the occurrence or discovery of any such fact or condition, ICB will promptly deliver to Centrue Financial a supplement to the Schedules specifying such change. During the same period, ICB will promptly notify Centrue Financial of the occurrence of any Breach of any covenant of ICB in this Agreement or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in Article 9 impossible or unlikely.

Section 6.9 Other Offers.

(a) Until such time, if any, as this Agreement is terminated pursuant to Article 11, ICB will not, and will cause each ICB Subsidiary and their respective Representatives not to, directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Centrue Financial) relating to any Acquisition Transaction (as defined below) or a potential Acquisition Transaction involving ICB or any ICB Subsidiary. Notwithstanding such foregoing restriction, ICB may provide information at the request of, or enter into negotiations with, a third party with respect to an Acquisition Transaction if the board of directors of ICB determines, in good faith, that the exercise of its fiduciary duties to ICB’s shareholders under applicable law, as advised by its counsel, requires it to take such action, and, provided further, that ICB may not, in any event, provide to such third party any information which it has not provided to Centrue Financial. ICB shall promptly notify Centrue Financial orally and in writing in the event it receives any such inquiry or proposal and shall provide reasonable detail of all relevant facts relating to such inquiries, along with a summary of the advice provided by its counsel.

(b) “Acquisition Transaction” shall, with respect to ICB, mean any of the following: (i) a merger or consolidation, or any similar transaction (other than the Merger) of any company with either ICB or any significant subsidiary, as defined in Rule 1.2 of Regulation S-X of the SEC (a “Significant Subsidiary”), of ICB; (ii) a purchase, lease or other acquisition of all or substantially all the assets of either ICB or any Significant Subsidiary of ICB; (iii) a purchase or other acquisition of “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of the Exchange Act) (including by way of merger, consolidation, share exchange or otherwise) that would cause such person or group to become the beneficial owner of securities representing twenty percent (20%) or more of the voting power of either ICB or any Significant Subsidiary of ICB; (iv) a tender or exchange offer to acquire securities representing twenty percent (20%) or more of the voting power of ICB; (v) a public proxy or consent solicitation made to ICB Shareholders seeking proxies in opposition to any proposal relating to any aspect of the Contemplated Transactions that has been recommended by the board of directors of ICB; (vi) the filing of an application or notice with any Regulatory Authority (which application has been accepted for processing) seeking approval to engage in one or more of the transactions referenced in clauses (i) through (iv) above; or (vii) the making of a bona fide proposal to ICB or its shareholders, by public announcement or written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions referenced in clauses (i) through (v) above.

Section 6.10 Voting Agreement. Concurrently with the execution and delivery of this Agreement, ICB shall deliver to Centrue Financial a voting agreement in the form of Exhibit D, signed by all directors and executive officers of ICB who are ICB Shareholders.

Section 6.11 Non-Competition Agreement. Concurrently with the execution and delivery of this Agreement, ICB shall deliver to Centrue Financial a non-competition agreement in the form of Exhibit E, signed by the directors of ICB and the Bank listed on Schedule 6.11.

Section 6.12 Shareholders’ Meeting. ICB shall cause a meeting of its shareholders for the purpose of acting upon this Agreement to be held at the earliest practicable date after the Registration Statement (as defined below) has been declared effective by the SEC. ICB shall send to its shareholders, at least thirty (30) days prior to such meeting, notice of such meeting together with the Proxy Statement, which shall include a copy of this Agreement and a copy of Section 11.70 of the IBCA governing the rights of dissenting shareholders. ICB and its board of directors shall recommend to shareholders the approval of this Agreement and the Merger and shall solicit proxies voting only in favor thereof from the ICB Shareholders, and ICB and its board of directors shall not withdraw, modify or change, in any manner adverse to Centrue Financial, or publicly announce its intent to withdraw, modify or change, in any manner adverse to Centrue Financial, such recommendation of this Agreement and the Merger; provided, however, that ICB shall not be required to make the recommendation required by this Section, and shall be permitted to withdraw, modify or change such recommendation, if the board of directors of ICB determines, in good faith, that the exercise of its fiduciary duties to the ICB Shareholders under applicable law, as advised by its counsel, so requires. For the avoidance of doubt, the parties acknowledge that the failure of ICB to comply with the provisions of this Section shall be deemed to have a Material Adverse Effect on ICB on a consolidated basis and on Centrue Financial’s rights under this Agreement.

Section 6.13 Information Provided to Centrue Financial. ICB agrees that the information concerning ICB or any ICB Subsidiary that is provided or to be provided by ICB to Centrue Financial for inclusion or that is included in the Registration Statement or Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will, at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, will not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement, or any amendment thereof or supplement thereto, at the time of the meeting of ICB’s shareholders referred to above, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. Notwithstanding the foregoing, ICB shall have no responsibility for the truth or accuracy of any information with respect to Centrue Financial or any Centrue Financial Subsidiary or any of their Affiliates contained in the Registration Statement or the Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.

Section 6.14 Amendment or Termination of Employee Benefit Plans. To the extent permitted by applicable Legal Requirements, upon the written request of Centrue Financial, ICB shall take such action as may be necessary to amend or terminate any ICB Employee Benefit Plan of ICB or any ICB Subsidiary on or before the Closing on terms reasonably acceptable to Centrue Financial; provided, however, that none of ICB nor any ICB Subsidiary shall be obligated to take any such requested action that is irrevocable until immediately prior to the Closing. ICB shall terminate the Directors’ Retirement Plan on or before the Closing and all actual and projected costs and expenses associated therewith shall be taken into account in calculating the Adjusted Shareholders’ Equity.

Section 6.15 Data and Item Processing Agreements. ICB agrees to consult with Centrue Financial prior to the entry by it or any ICB Subsidiary by either action or inaction into any new, or any extension of any existing, data or item processing agreements. ICB agrees to coordinate with Centrue Financial the negotiation of any new or extension of any existing data or item processing agreement, with the purpose of achieving the best possible economic and business result in light of the Merger.

Section 6.16 Tax Matters. Neither ICB nor any ICB Subsidiary shall make any election inconsistent with prior Tax Returns or elections or settle or compromise any liability with respect to Taxes without prior written notice to Centrue Financial. ICB and each ICB Subsidiary shall timely file all Tax Returns required to be filed prior to the Closing; provided, however, that each such Tax Return shall be delivered to Centrue Financial for its review at least fifteen (15) Business Days prior to the anticipated date of filing of such Tax Return.

Section 6.17 Dotson Employment Agreement. Concurrently with the execution and delivery of this Agreement, and at Centrue Financial’s direction and request, ICB shall cause to be delivered to Centrue Financial an employment agreement in the form of Exhibit F, signed by Roger D. Dotson (the “Dotson Employment Agreement”) to be effective at the Effective Time.

Section 6.18 Accounting and Other Adjustments. Subject to applicable Legal Requirements, ICB agrees that it shall, and shall cause each ICB Subsidiary, to: (a) make any accounting adjustments or entries to its books of account and other financial records; (b) make additional provisions to any allowance for loan and lease losses; (c) sell or transfer any investment securities held by it; (d) charge-off any loan or lease; (e) create any new reserve account or make additional provisions to any other existing reserve account; (f) make changes in any accounting method; (g) accelerate, defer or accrue any anticipated obligation, expense or income item; and (h) make any other adjustments that would affect the financial reporting of Centrue Financial, on a consolidated basis after the Effective Time, in any case as Centrue Financial shall reasonably request, provided, however, that neither ICB nor any ICB Subsidiary shall be obligated to take any such requested action until immediately prior to the Closing and at such time as ICB shall have received reasonable assurances that all conditions precedent to ICB’s obligations under this Agreement (except for the completion of actions to be taken at the Closing) have been satisfied.

ARTICLE 7

Centrue Financial’s Covenants

Section 7.1 Access and Investigation.

(a) Solely for the purpose of permitting ICB to ascertain the correctness of the representations and warranties made in this Agreement by Centrue Financial to ICB, ICB and its Representatives shall at all times during normal business hours and with reasonable advance notice prior to the Closing Date, have full and continuing access to the facilities, operations, records and properties of Centrue Financial and each Centrue Financial Subsidiary in accordance with the provisions of this Section. ICB and its Representatives may, prior to the Closing Date, make or cause to be made such reasonable investigation of the operations, records and properties of Centrue Financial and each Centrue Financial Subsidiary and of their respective financial and legal condition as ICB shall deem necessary or advisable to familiarize itself with such records, properties and other matters, provided, however, that such access or investigation shall not interfere unnecessarily with the normal operations of Centrue Financial or any Centrue Financial Subsidiary. Upon request, Centrue Financial and each Centrue Financial Subsidiary will furnish ICB or its Representatives, attorneys’ responses to auditors’ requests for information regarding Centrue Financial or such Centrue Financial Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by ICB (provided, with respect to attorneys, such disclosure would not result in the waiver by Centrue Financial or any Centrue Financial Subsidiary of any claim of attorney-client privilege), and will permit ICB and its Representatives to discuss such information directly with any individual or firm performing auditing or accounting functions for Centrue Financial or such Centrue Financial Subsidiary, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to ICB or its Representatives. No investigation by ICB or any of its Representatives shall affect the representations and warranties made by Centrue Financial. This Section shall not require the disclosure of any information the disclosure of which to ICB would be prohibited by any Legal Requirement.

(b) Any confidential information or trade secrets of ICB received by Centrue Financial, its employees or agents in the course of the consummation of the Contemplated Transactions shall be treated confidentially, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing either such confidential information, or trade secrets or both shall be destroyed by Centrue Financial or, at ICB’s request, returned to ICB if this Agreement is terminated as provided in Article 11. Such information shall not be used by Centrue Financial or its agents to the detriment of ICB or any ICB Subsidiary.

Section 7.2 Subsequent Centrue Financial Statements; Securities Reports. As soon as available after the Agreement Date, Centrue Financial will furnish ICB copies of the quarterly unaudited (and when available, annual audited) consolidated balance sheets, consolidated statements of income, consolidated statements of cash flow and consolidated statements of changes in shareholders’ equity, of Centrue Financial prepared for its internal use, and all other financial reports or statements submitted after the Agreement Date by Centrue Financial to any Regulatory Authority, to the extent permitted by law (collectively, the “Subsequent Centrue Financial Statements”). Without limitation of the foregoing, Centrue Financial shall deliver to ICB complete copies of any reports filed with the SEC after the Agreement Date (collectively, the “Centrue Financial SEC Filings”). Except as may be required by changes in GAAP effective after the Agreement Date, the Subsequent Centrue Financial Statements shall be prepared on a basis consistent with past accounting practices and shall fairly present in all material respects the consolidated financial condition and results of operations for the dates and periods presented. Neither the Subsequent Centrue Financial Statements nor the Centrue Financial SEC Filings shall include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render such Subsequent Centrue Financial Statements or Centrue Financial SEC Filings misleading in any material respect.

Section 7.3 Advice of Changes. Between the Agreement Date and the Closing Date, Centrue Financial shall promptly notify ICB in writing if Centrue Financial or any Centrue Financial Subsidiary becomes aware of any fact or condition that causes or constitutes a Breach of any of Centrue Financial’s representations and warranties as of the Agreement Date, or if Centrue Financial or any Centrue Financial Subsidiary becomes aware of the occurrence after the Agreement Date of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Centrue Financial will promptly notify ICB of the occurrence of any Breach of any covenant of Centrue Financial in this Agreement or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in Article 10 impossible or unlikely.

Section 7.4 Information Provided to ICB. Centrue Financial agrees that none of the information concerning Centrue Financial or any Centrue Financial Subsidiary that is provided or to be provided by Centrue Financial to ICB for inclusion or that is included in the Registration Statement or Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will, at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. Notwithstanding the foregoing, Centrue Financial shall have no responsibility for the truth or accuracy of any information with respect to ICB or any ICB Subsidiary or any of their Affiliates contained in the Registration Statement or the Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.

Section 7.5 Indemnification. Except as may be limited by applicable Legal Requirements, Centrue Financial shall honor any of ICB’s obligations in respect of indemnification and advancement of expenses currently provided by ICB in its articles of incorporation in favor of the current and former directors and officers of ICB or any ICB Subsidiary for not less than two (2) years from the Effective Time with respect to matters occurring prior to the Effective Time.

Section 7.6 Employee Benefits. For purposes of determining eligibility to participate in and, where applicable, vesting under Centrue Financial’s and its Subsidiaries’ employee benefit plans, programs and arrangements generally accorded all to employees of Centrue Financial or its Subsidiaries (including tax-qualified retirement plans, welfare benefit plans, vacation pay and Family and Medical Leave Act leave rights), Centrue Financial agrees that all former employees of ICB or the Bank who become employees of Centrue Financial or any of its Subsidiaries shall receive credit for their past service with ICB or the Bank as if such employee had then been employed by Centrue Financial. To the extent that, after taking into account such service with ICB or the Bank, employees of the ICB or the Bank satisfy the minimum age and service requirements of Centrue Financial’s and its Subsidiaries employee benefit plans, employees of the Company shall participate in such plans as of the Effective Time.

Section 7.7 Authorization and Reservation of Centrue Financial Common Stock. The board of directors of Centrue Financial shall, prior to the Effective Time, authorize and reserve the maximum number of shares of Centrue Financial Common Stock to be issued pursuant to this Agreement and take all other necessary corporate action to consummate the Contemplated Transactions.

Section 7.8 Negative Covenants. Except as otherwise expressly permitted by this Agreement, between the Agreement Date and the Closing Date, Centrue Financial will not, and will cause each Centrue Financial Subsidiary not to, without the prior written consent of ICB:

(a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which a Breach of Centrue Financial’s representations or warranties occurs, if such Breach would have a Material Adverse Effect on Centrue Financial on a consolidated basis;

(b) take any action to amend Centrue Financial’s certificate of incorporation or bylaws, the effect of which would be to materially and adversely affect the rights or powers of holders of Centrue Financial Common Stock generally; or

(c) take any affirmative action, or fail to take any reasonable action within its control, the effect of which would be to materially impair or otherwise prevent the consummation of the Contemplated Transactions.

ARTICLE 8

Covenants of All Parties

Section 8.1 Regulatory Approvals. By no later than forty-five (45) days after the Agreement Date, Centrue Financial shall make all appropriate filings with Regulatory Authorities for approval of the Contemplated Transactions, including the preparation of an application or any amendment thereto or any other required statements or documents filed or to be filed by any party with: (a) the Federal Reserve pursuant to the BHCA; (b) the FDIC pursuant to the FDIA; (c) the DFPR pursuant to the IBA; and (d) any other Person or Regulatory Authority pursuant to any applicable Legal Requirement, for authority to consummate the Contemplated Transactions. Centrue Financial shall pursue in good faith the regulatory approvals necessary to consummate the Contemplated Transactions. In advance of any filing made under this Section, ICB and its counsel shall be provided with the opportunity to comment upon all non-confidential portions thereof, and Centrue Financial agrees promptly to advise ICB and its counsel of, and share with them, any material communication received by Centrue Financial or its counsel from any Regulatory Authorities with respect to the non-confidential portions of such filings.

Section 8.2 SEC Registration. By no later than sixty (60) days after the Agreement Date, Centrue Financial shall prepare and file with the SEC a registration statement under the Securities Act on an appropriate form reasonably acceptable to ICB covering the shares of Centrue Financial Common Stock to be issued pursuant to this Agreement and shall use its Best Efforts to cause the same to become effective, and thereafter, until the Effective Time or lawful termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same (such registration statement, and any amendments and supplements thereto, is referred to as the “Registration Statement”). The Registration Statement shall include the Proxy Statement for use in connection with the meeting of the ICB Shareholders referred to in Section 6.12, all in accordance with the rules and regulations of the SEC. Centrue Financial shall, as soon as practicable after the execution of this Agreement, make all filings required to obtain all permits, authorizations, consents or approvals required under any applicable Legal Requirements (including all state securities laws) for the issuance of the shares of Centrue Financial Common Stock to ICB Shareholders. In advance of any filing made under this Section, Centrue Financial and ICB and their respective counsel shall be provided with the opportunity to comment thereon, and Centrue Financial and ICB each agree promptly to advise each other and each other’s counsel of any material communication received by it or its counsel from the SEC or any other Regulatory Authorities with respect to such filings. Preparation and filing of the Registration Statement shall be at the sole cost and expense of Centrue Financial, except that ICB shall be solely responsible for the costs and expenses, including fees of ICB’s accountants and legal counsel, related to the preparation and review of ICB financial statements and ICB information required to be presented in the Registration Statement and the costs of printing and mailing the Proxy Statement to ICB Shareholders.

Section 8.3 Necessary Approvals. Centrue Financial and ICB agree that Centrue Financial’s counsel will have primary responsibility for preparation of the Registration Statement and Centrue Financial will have primary responsibility for the preparation of the necessary applications for regulatory approval of the Contemplated Transactions. Each of Centrue Financial and ICB and their respective Subsidiaries agree fully and promptly to cooperate with each other and their respective counsels and accountants in connection with any steps to be taken as part of their obligations under this Agreement.

Section 8.4 Customer and Employee Relationships. Each of Centrue Financial and ICB agrees that its respective Representatives may jointly:

(a) participate in meetings or discussions with officers and employees of ICB and Centrue Financial and their Subsidiaries in connection with employment opportunities with Centrue Financial after the Effective Time; and

(b) contact Persons having dealings with ICB or Centrue Financial or any of its respective Subsidiaries for the purpose of informing such Persons of the services to be offered by Centrue Financial after the Effective Time.

Section 8.5 Publicity. Prior to the Effective Time, the parties to this Agreement will consult with each other before issuing any press releases or otherwise making any public statements to shareholders, customers, employees or others with respect to this Agreement or the Contemplated Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other parties, except as may be required by law.

Section 8.6 Best Efforts; Cooperation. Each of Centrue Financial and ICB agrees to exercise good faith and use its Best Efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the transactions contemplated hereby as promptly as possible. Neither Centrue Financial nor ICB will intentionally take or intentionally permit to be taken any action that would be a Breach of the terms or provisions of this Agreement. Between the Agreement Date and the Closing Date, each of Centrue Financial and ICB will, and will cause each Centrue Financial Subsidiary and ICB Subsidiary, respectively, and all of their respective Affiliates and Representatives to, cooperate with respect to all filings that any party is required by Legal Requirements to make in connection with the Contemplated Transactions.

ARTICLE 9

Conditions Precedent to Obligations of Centrue Financial

The obligations of Centrue Financial to consummate the Contemplated Transactions and to take the other actions required to be taken by Centrue Financial at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Centrue Financial, in whole or in part):

Section 9.1 Accuracy of Representations and Warranties. All of the representations and warranties of ICB set forth in this Agreement shall be true and correct with the same force and effect as if all of such representations and warranties were made at the Closing Date (provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct on and as of such earlier date), except for any untrue or incorrect representations or warranties that individually or in the aggregate do not have a Material Adverse Effect either on ICB on a consolidated basis or on Centrue Financial’s rights under this Agreement.

Section 9.2 ICB’s Performance. ICB shall have performed or complied with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, except where any non-performance or noncompliance would not have a Material Adverse Effect either on ICB on a consolidated basis or on Centrue Financial’s rights under this Agreement.

Section 9.3 Documents Satisfactory. All proceedings, corporate or other, to be taken by ICB in connection with the Contemplated Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and substance to counsel for Centrue Financial.

Section 9.4 Corporate Approval. This Agreement and the Contemplated Transactions shall have been duly and validly approved as necessary under applicable Legal Requirements by the ICB Shareholders.

Section 9.5 No Proceedings. Since the Agreement Date, there must not have been commenced or Threatened against ICB or any ICB Subsidiary any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected to have a Material Adverse Effect on ICB or its shareholders or Centrue Financial’s rights under this Agreement.

Section 9.6 Absence of Material Adverse Changes. From the Agreement Date to the Closing, there shall be and have been no event or occurrence that had or would reasonably be expected to have a Material Adverse Effect either on ICB or any ICB Subsidiary.

Section 9.7 Consents and Approvals. Any consents or approvals required to be secured by either party by the terms of this Agreement shall have been obtained and shall be reasonably satisfactory to Centrue Financial, and all applicable waiting periods shall have expired.

Section 9.8 No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with or result in a violation of: (a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Regulatory Authority.

Section 9.9 Registration Statement. The Registration Statement shall have become effective and no stop order suspending such effectiveness shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement and no Proceeding shall have been commenced or be pending or Threatened for such purpose.

Section 9.10 Dissenting Shares. The total number of Dissenting Shares shall be no greater than five percent (5%) of the number of Outstanding ICB Shares.

Section 9.11 Dotson Employment Agreement. The Dotson Employment Agreement shall be in full force and effect, and Roger D. Dotson shall be an active employee of ICB.

Section 9.12 Tax Opinion. Centrue Financial and ICB shall have received the opinion described in Section 10.10.

Section 9.13 Allowance for Loan and Lease Losses. Consistent with the methodology utilized by ICB in the Ordinary Course of Business, ICB shall have a consolidated allowance for loan and lease losses that is adequate in all material respects to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable).

Section 9.14 ICB Capitalization. At the Effective Time, the issued and outstanding capital stock of ICB shall consist exclusively of no more than 452,310 shares of ICB Common Stock.

Section 9.15 ICB Transaction Expenses. Centrue Financial shall have received proof satisfactory to it that ICB has paid or fully accrued for as of the Determination Date all of the ICB Transaction Expenses.

Section 9.16 Minimum Shareholders’ Equity. ICB’s Adjusted Shareholders’ Equity (as calculated immediately prior to the Closing Date) shall not be less than $1,420,000.

ARTICLE 10

Conditions Precedent to the Obligations of ICB

ICB’s obligation to consummate the Contemplated Transactions and to take the other actions required to be taken by ICB at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by ICB, in whole or in part):

Section 10.1 Accuracy of Representations and Warranties. All of the representations and warranties of Centrue Financial and Acquisition LLC set forth in this Agreement shall be true and correct with the same force and effect as if all of such representations and warranties were made at the Closing Date (provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct on and as of such earlier date), except for any untrue or incorrect representations or warranties that individually or in the aggregate do not have a Material Adverse Effect either on Centrue Financial on a consolidated basis or on ICB’s rights under this Agreement.

Section 10.2 Centrue Financial’s Performance. Centrue Financial and Acquisition LLC shall have performed or complied with all covenants and obligations to be performed or complied with by them under the terms of this Agreement on or prior to the Closing Date, except where any non-performance or noncompliance would not have a Material Adverse Effect either on Centrue Financial on a consolidated basis or on ICB’s rights under this Agreement.

Section 10.3 Documents Satisfactory. All proceedings, corporate or other, to be taken by Centrue Financial in connection with the Contemplated Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and substance to counsel for ICB.

Section 10.4 Corporate Approval. This Agreement and the Contemplated Transactions shall have been duly and validly approved as necessary under applicable Legal Requirements by the ICB Shareholders.

Section 10.5 No Proceedings. Since the Agreement Date, there must not have been commenced or Threatened against Centrue Financial or any Centrue Financial Subsidiary any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected to have a Material Adverse Effect either on Centrue Financial or its shareholders or ICB’s rights under this Agreement.

Section 10.6 Absence of Material Adverse Changes. From the Agreement Date to the Closing, there shall be and have been no event or occurrence that had or would reasonably be expected to have a Material Adverse Effect on Centrue Financial on a consolidated basis.

Section 10.7 Consents and Approvals. Any consents or approvals required to be secured by either party by the terms of this Agreement shall have been obtained and shall be reasonably satisfactory to ICB, and all applicable waiting periods shall have expired.

Section 10.8 No Prohibitions. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with or result in a violation of: (a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Regulatory Authority.

Section 10.9 Registration Statement. The Registration Statement shall have become effective and no stop order suspending such effectiveness shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement and no Proceeding shall have been commenced or be pending or Threatened for such purpose.

Section 10.10 Tax Opinion. At Centrue Financial’s expense, Centrue Financial and ICB shall have received the written opinion of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP (“Tax Counsel”) (subject to Tax Counsel’s receipt of representation letters from each of Centrue Financial and ICB, which representation letters shall be in form and substance satisfactory to Tax Counsel in its sole discretion, and which representation letters shall be true and correct in all respects as of the date of such opinion), in form and substance reasonably satisfactory to Centrue Financial and ICB and substantially as described on Exhibit G, dated as of the date of the Registration Statement and updated through the Closing Date, substantially to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code.

ARTICLE 11

Termination

Section 11.1 Reasons for Termination and Abandonment. This Agreement, by prompt written notice given to the other parties prior to or at the Closing, may be terminated:

(a) by mutual consent of the boards of directors of Centrue Financial and ICB;

(b) by Centrue Financial if: (i) any of the conditions in Article 9 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Centrue Financial to comply with its obligations under this Agreement); and (ii) Centrue Financial has not waived such condition on or before the Closing Date;

(c) by ICB if: (i) any of the conditions in Article 10 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of ICB to comply with its obligations under this Agreement); and (ii) ICB has not waived such condition on or before the Closing Date;

(d) by Centrue Financial in accordance with the provisions of Section 6.7;

(e) by either Centrue Financial or ICB if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) by the date which is six (6) months after the Agreement Date, or such later date as the parties may agree (the “Termination Date”).

Section 11.2 Effect of Termination. Except as provided in Sections 11.3, 11.4 and 11.5, if this Agreement is terminated pursuant to Section 11.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Centrue Financial, ICB or any of their respective Representatives, and all rights and obligations of each party hereto shall cease; provided, however, that, subject to Sections 11.3, 11.4 and 11.5, nothing herein shall relieve any party from liability for the Breach of any of its covenants or agreements set forth in this Agreement.

Section 11.3 Expenses. Except as provided below, all Expenses (as defined below) incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated. “Expenses” as used in this Agreement shall consist of all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the solicitation of shareholder approvals and all other matters related to the consummation of the Merger.

Section 11.4 ICB Termination Payment.

(a) If this Agreement is terminated by:

(i) Centrue Financial because: (A) ICB committed a Breach of its covenants or agreements under this Agreement (but not a Breach of its representations or warranties); or (B) there is a Breach of ICB’s representations or warranties as of the Agreement Date, unless, in either case of clauses (A) or (B), such Breach is a result of the failure by Centrue Financial to perform and comply in all material respects with any of its material obligations under this Agreement which are to be performed or complied with by it prior to or on the date required hereunder, or such Breach or Breaches would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect on Centrue Financial on a consolidated basis or on ICB or any ICB Subsidiary (in each case described in clauses (A) or (B), a “ICB Breach Termination”); or

(ii) Centrue Financial or ICB because ICB’s shareholders fail to approve the Contemplated Transactions and this Agreement on or before the Termination Date (in each case described in clauses (i) and (ii) a “ICB Termination”);

and provided in the case of both clauses (i) and (ii), Centrue Financial is in material compliance with all of its material obligations under this Agreement, then ICB shall pay to Centrue Financial, upon its written demand, an amount equal to Three Hundred Thousand Dollars ($300,000).

(b) The sum payable by ICB under this Section shall constitute liquidated damages and Centrue Financial’s receipt thereof shall be Centrue Financial’s sole and exclusive remedy under this Agreement for all Breaches of this Agreement by ICB or failure by its shareholders to approve this Agreement.

Section 11.5 Centrue Financial Termination Payments.

(a) If this Agreement is terminated by ICB because: (i) Centrue Financial committed a Breach of its covenants or agreements under this Agreement (but not a Breach of its representations or warranties); or (ii) there is a Breach of Centrue Financial’s representations or warranties as of the Agreement Date, unless, in either case of clauses (i) or (ii), such Breach is a result of the failure by ICB to perform and comply in all material respects with any of its material obligations under this Agreement which are to be performed or complied with by it prior to or on the date required hereunder, or such Breach or Breaches would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect either on Centrue Financial on a consolidated basis or on ICB’s rights under this Agreement, then Centrue Financial shall pay to ICB, upon its written demand, an amount equal to Three Hundred Thousand Dollars ($300,000).

(b) The sum payable by Centrue Financial under this Section shall constitute liquidated damages and ICB’s receipt thereof shall be ICB’s sole and exclusive remedy under this Agreement for all Breaches of this Agreement by Centrue Financial.

ARTICLE 12

Miscellaneous

Section 12.1 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Illinois applicable to Contracts made and wholly to be performed in such state without regard to conflicts of laws.

Section 12.2 Assignments, Successors and No Third Party Rights. None of the parties to this Agreement may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

Section 12.3 Waiver. Except as provided in Article 11, the rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 12.4 Notices. All notices, consents, waivers and other communications under this Agreement must be in writing (which shall include telecopier communication) and will be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified U.S. mail (return receipt requested) postage prepaid or telecopied, if confirmed immediately thereafter by also mailing a copy of any notice, request or other communication by U.S. mail as provided in this Section:

If to Centrue Financial, to:
Centrue Financial Corporation
310 South Schuyler Avenue P.O. Box 3
Kankakee, Illinois 60901-0003
Telephone:	(815) 937-4440
Telecopier:	(815) 937-3674
Attention:	Thomas A. Daiber, President
with copies to:

Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP
333 West Wacker Drive, Suite 2700 Chicago, Illinois 60606 Telephone:	(312) 984-3100
Telecopier:	(312) 984-3150
Attention:	John E. Freechack, Esq.
If to ICB, to:

Illinois Community Bancorp, Inc.
1300 North Keller Drive Effingham, Illinois 62401 Telephone:	(217) 347-7127
Telecopier:	(217) 347-7187
Attention:	Roger D. Dotson, President
with copies to:

Howard & Howard Attorneys PC
Comerica Building
151 South Rose Street, Suite 800
Kalamazoo, Michigan 49007 Telephone:	(269) 382-8765
Telecopier:	(269) 382-1568
Attention:	Joseph B. Hemker, Esq.

or to such other Person or place as ICB shall furnish to Centrue Financial or Centrue Financial shall furnish to ICB in writing. Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective: (a) if delivered by hand, when delivered; (b) if mailed in the manner provided in this Section, five (5) Business Days after deposit with the United States Postal Service; (c) if delivered by overnight express delivery service, on the next Business Day after deposit with such service; and (d) if by telecopier, on the next Business Day if also confirmed by mail in the manner provided in this Section.

Section 12.5 Entire Agreement. This Agreement and any documents executed by the parties pursuant to this Agreement and referred to herein, including the Confidentiality Agreement, constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.

Section 12.6 Modification. This Agreement may not be amended except by a written agreement signed by each of ICB and Centrue Financial. Without limiting the foregoing, ICB and Centrue Financial may by written agreement signed by each of them: (a) extend the time for the performance of any of the obligations or other acts of the parties hereto; (b) waive any inaccuracies in the representations or warranties contained in this Agreement or in any document delivered pursuant to this Agreement; and (c) waive compliance with or modify, amend or supplement any of the conditions, covenants, agreements, representations or warranties contained in this Agreement or waive or modify performance of any of the obligations of any of the parties hereto, which are for the benefit of the waiving party; provided, however, that no such modification, amendment or supplement agreed to after authorization of this Agreement by the ICB Shareholders shall affect the rights of ICB’s shareholders in any manner that is materially adverse to such Persons.

Section 12.7 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Contemplated Transactions is adversely affected thereby.

Section 12.8 Further Assurances. The parties agree: (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 12.9 Survival. The representations, warranties and covenants contained herein shall not survive beyond the Closing.

Section 12.10 Counterparts; Facsimiles. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. The delivery of executed counterparts of this Agreement may be effected by telecopy, which shall have the same force and effect as original executed and delivered signature pages hereto.

Section 12.11 Jurisdiction and Service of Process. Any action or proceeding seeking to enforce, challenge or avoid any provision of, or based on any right arising out of, this Agreement shall be brought only in the courts of the State of Illinois, County of Kankakee or, if it has or can acquire jurisdiction, in the United States District Court serving the County of County of Kankakee, and each of the parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to jurisdiction or venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

[This Space Left Intentionally Blank]

In Witness Whereof, the parties hereto have caused this Agreement to be executed by their respective officers on the day and year first written above.

Illinois Community Bancorp, Inc. By: /s/ Roger D. Dotson	Centrue Financial Corporation By: /s/ Thomas A. Daiber

Name: Roger D. Dotson Title: President	Name: Thomas A. Daiber Title: President

Community Acquisition LLC By: /s/ Thomas A. Daiber

Name: Thomas A. Daiber Title: President